Execution Version

AMENDMENT AND RESTATEMENT AGREEMENT dated as of December 21, 2015 (this “Agreement”), to the Credit Agreement dated as of May 13, 2011, as previously amended and restated as of September 12, 2013 and subsequently amended prior to the date hereof (the “Existing Credit Agreement”), among PANDORA MEDIA, INC., a Delaware corporation (the “Borrower”), the LENDERS party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Existing Credit Agreement or the Restated Credit Agreement (as defined below), as the context requires.
WHEREAS, the Borrower has requested (a) an increase in the aggregate amount of the Commitments by $60,000,000 (the “Commitment Increase”) to an aggregate total amount of $120,000,000, such additional Commitments to be provided by Persons whose names appear on Schedule 1 hereto (the “Commitment Increase Participants”) and (b) certain other modifications be made to the Existing Credit Agreement; and
WHEREAS, the Administrative Agent, the Issuing Bank, each of the Lenders party hereto and each other Commitment Increase Participant are willing to agree to the foregoing, in each case on the terms and subject to the conditions set forth herein.
NOW THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:
SECTION 1. Amendment and Restatement of the Existing Credit Agreement and Amendment of the Collateral Agreement. Effective as of the Restatement Effective Date:
(a)    the Existing Credit Agreement (excluding all schedules and exhibits thereto (other than Schedule 2.01 and Exhibits H-1, H-2, H-3 and H-4 thereto), each of which shall remain as in effect immediately prior to the Restatement Effective Date) is hereby amended and restated to be in the form attached as Exhibit A hereto (the Existing Credit Agreement, as so amended and restated, being referred to as the “Restated Credit Agreement”);
(b)    Schedule 2.01 to the Existing Credit Agreement is hereby amended and restated to be in the form of Schedule 2.01 hereto;
(c)    each of Exhibits H-1, H-2, H-3 and H-4 to the Existing Credit Agreement is hereby amended by inserting immediately after each occurrence therein of the phrase “IRS Form W-8BEN” the phrase “or IRS Form W-8BEN-E, as applicable,”; and

(d)    Article II of the Collateral Agreement is hereby amended by adding at the end thereof the following new Section 2.07:
“SECTION 2.07. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Loan Documents in respect of Swap Obligations (subject to the limitations on its Guarantee under this Agreement). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until its Guarantee under this Agreement is released. Each Qualified ECP Guarantor intends that this Section 2.07 constitute, and this Section 2.07 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”
(e)    The proviso to clause (a) of Section 3.01 of the Collateral Agreement is hereby amended to replace the word “and” immediately before clause (C) thereof with a comma and to replace the final parenthetical thereof with the following phrase:
“and (D) Equity Interests in any Subsidiary that is not a Material Subsidiary (the Equity Interests so excluded under clauses (A), (B), (C) and (D) above being collectively referred to herein as the “Excluded Equity Interests”)”.
(f)    Morgan Stanley Bank, N.A. shall be deemed to have assigned to Morgan Stanley Senior Funding, Inc., and Morgan Stanley Senior Funding, Inc. shall be deemed to have assumed, the full amount of the Commitment of Morgan Stanley Bank, N.A. as in effect on the Restatement Effective Date. The parties hereto acknowledge and agree that on the Restatement Effective Date, after giving effect to the Commitment Increase, the amount of the Commitment of Morgan Stanley Senior Funding, Inc. shall be $50,000,000, and Morgan Stanley Bank, N.A. shall have no Commitment and shall be released from its obligations under the Restated Credit Agreement (and shall cease to be a party thereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 thereof).
SECTION 2.    Commitment Increase; Letter of Credit Participations. (a) On the Restatement Effective Date, (i) each Lender that is a Commitment Increase Participant will have its Commitment increased by the amount set forth next to the name of such Person on Schedule 1 hereto, (ii) each Lender shall have a Commitment in the amount set forth next to the name of such Person on Schedule 2.01 hereto and (iii) the Revolving Exposure of each Lender, and the Applicable Percentage of all the Lenders, in each case under the Restated Credit Agreement, shall automatically be adjusted to give effect to the Commitments established hereunder. Each Lender acknowledges and agrees that, on the Restatement Effective Date and without any further action on the part of the Issuing Bank or the Lenders, all outstanding participations in Letters of Credit under the Existing Credit Agreement shall be canceled and the Issuing Bank shall have granted to each Lender, and each Lender shall have acquired from the Issuing Bank, a participation in each Letter of

Credit issued by the Issuing Bank and outstanding on the Restatement Effective Date equal to such Lender’s Applicable Percentage (as automatically redetermined on the Restatement Effective Date based on the Commitments set forth on Schedule 2.01 to the Restated Credit Agreement) of the aggregate amount available to be drawn under such Letter of Credit. Such participations shall be governed by the terms of Section 2.05 of the Restated Credit Agreement.
(b)    It is acknowledged that the Commitment Increase effected hereby shall not reduce the amount by which the Borrower may further increase the Commitments in accordance with the terms and conditions of Section 2.20 of the Restated Credit Agreement.
SECTION 3.    Representations and Warranties. The Borrower represents and warrants to each other party hereto that:
(a)    this Agreement has been duly authorized, executed and delivered by the Borrower and each Subsidiary Loan Party and constitutes a legal, valid and binding obligation of each of them, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, concepts of reasonableness and general principles of equity, regardless of whether considered in a proceeding in equity or at law;
(b)    the representations and warranties of each Loan Party set forth in the Restated Credit Agreement and the other Loan Documents are true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the Restatement Effective Date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case the Borrower only represents and warrants that such representation and warranty was so true and correct on and as of such prior date; and
(c)    as of the Restatement Effective Date, no Default or Event of Default has occurred and is continuing.
SECTION 4.     Effectiveness. The amendment and restatement of the Existing Credit Agreement and Schedule 2.01 thereto and the amendment of each of Exhibits H-1, H-2, H-3 and H-4 and Article II and Section 3.01 of the Collateral Agreement as set forth in Section 1 hereof, and the effectiveness of the Commitment Increase established under Section 2 hereof, shall become effective on the first date (the “Restatement Effective Date”) on which the following conditions shall have been satisfied:
(a)    The Administrative Agent shall have executed a counterpart hereto and shall have received from the Borrower, each Subsidiary Loan Party, the Issuing Bank, each Commitment Increase Participant and Lenders constituting the Required Lenders either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile transmission or electronic transmission of a “pdf” copy of a signature by such party of a counterpart hereof) that such Person has signed a counterpart of this Agreement.
(b)    The Administrative Agent shall have received customary written opinions (addressed to the Administrative Agent, the Issuing Bank and the Lenders and dated the Restatement Effective Date) of Sidley Austin LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent.
(c)    The Administrative Agent shall have received such customary documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of this Agreement and the transactions contemplated hereby and any other legal matters relating to the Loan Parties or the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Administrative Agent.
(d)    The Administrative Agent shall have received a certificate, dated the Restatement Effective Date and signed by the chief executive officer or the chief financial officer of the Borrower, certifying that the representations and warranties set forth in Section 3 hereof are true and correct as of the Restatement Effective Date.
(e)    The Borrower shall have prepaid all outstanding Loans, if any, and after giving effect to all such prepayments made on the Restatement Effective Date, there shall be no Revolving Exposure other than LC Exposure.
(f)    The Administrative Agent shall have received all fees and other amounts due and payable to it or any of its Affiliates on or prior to the Restatement Effective Date, including, to the extent invoiced at least one Business Day prior to the Restatement Effective Date, reimbursement of all reasonable out-of-pocket expenses (including the reasonable fees, charges and disbursements of counsel) required to be reimbursed by the Borrower under the Existing Credit Agreement or the Restated Credit Agreement, as applicable.
(g)    The Administrative Agent shall have received for the account of each Commitment Increase Participant an upfront fee in the amount of 0.25% of the amount of the Commitment increase of such Commitment Increase Participant set forth on Schedule 1 hereto.
(h)    The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, in each case to the extent requested at least five Business Days prior to the Restatement Effective Date.
(i)    The Administrative Agent shall have received a completed Restatement Effective Date Perfection Certificate, dated the Restatement Effective Date and signed by an executive officer or a Financial Officer of the Borrower, together with all attachments contemplated thereby.
The Administrative Agent shall notify the Borrower, the Lenders and the Issuing Bank of the occurrence of the Restatement Effective Date. Each Lender and the Issuing Bank, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Restatement Effective Date.
SECTION 5.    Effect of Amendment and Restatement; No Novation. (a) Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Administrative Agent, the Issuing Banks or the Lenders under the Existing Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other Loan Document, all of which shall continue in full force and effect in accordance with the provisions thereof. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement, the Restated Credit Agreement or any other Loan Document in similar or different circumstances.
(b)    On and after the Restatement Effective Date, each reference in the Restated Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, as used in the Restated Credit Agreement, shall refer to the Existing Credit Agreement as amended and restated in the form of the Restated Credit Agreement, and the term “Credit Agreement”, as used in any Loan Document, shall mean the Restated Credit Agreement. This Agreement shall constitute a “Loan Document” for all purposes of the Restated Credit Agreement and the other Loan Documents.
(c)    Neither this Agreement nor the effectiveness of the Restated Credit Agreement shall extinguish the obligations for the payment of money outstanding under the Existing Credit Agreement or discharge or release any Guarantee thereof. Nothing herein contained shall be construed as a substitution or novation of the Loan Document Obligations outstanding under the Existing Credit Agreement or the Security Documents, which shall remain in full force and effect, except as modified hereby. Nothing expressed or implied in this Agreement, the Restated Credit Agreement or any other document contemplated hereby or thereby shall be construed as a release or other discharge of the Borrower under the Existing Credit Agreement or any Loan Party under any Loan Document (as defined in the Existing Credit Agreement) from any of its obligations and liabilities thereunder.
SECTION 6.    Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.    Reaffirmation. Each of the Borrower and the Subsidiary Loan Parties (the Borrower and the Subsidiary Loan Parties collectively being referred to as the “Reaffirming Loan Parties”) hereby acknowledges that it expects to receive substantial direct and indirect benefits as a result of this Agreement and the transactions contemplated hereby. Each Reaffirming Loan Party hereby further (a) acknowledges that the Loan Document Obligations shall include the due and punctual payment of all the monetary obligations of each Loan Party under or pursuant to the Restated Credit Agreement, including all such obligations in respect of the Commitments as increased hereby and all Loans incurred thereunder (including all such obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) confirms its guarantees, pledges and grants of security interests, as applicable, under each of the Loan Documents to which it is party and (c) agrees that, notwithstanding the effectiveness of this Agreement and the transactions contemplated hereby, such guarantees, pledges and grants of security interests shall continue to be in full force and effect and shall accrue to the benefit of the Secured Parties (and shall be determined after giving effect to this Agreement).
SECTION 8.    Counterparts. This Agreement may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or other electronic imaging (such as a ‘pdf’) shall be as effective as delivery of a manually executed counterpart hereof.
SECTION 9.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 10.    Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth above.

PANDORA MEDIA, INC.,

By: /s/ Michael Herring
Name: Michael Herring
Title: Chief Financial Officer

PANDORA MEDIA CALIFORNIA, LLC,

By: /s/ Selwa Hussain
Name: Selwa Hussain
Title: Chief Financial Officer

TICKETFLY, LLC,

By: /s/ Selwa Hussain
Name: Selwa Hussain
Title: Chief Financial Officer

EXHIBIT A

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent and Issuing Bank,

by	/s/ John Kowalczuk
Name:     John Kowalczuk
Title: Executive Director

MORGAN STANLEY BANK, N.A.,

by /s/ Lisa Hansan
Name:    Lisa Hansan
Title: Vice President

Morgan Stanley Senior Funding, Inc. individually as a lender,

By:	/s/ Michael King
Name:    Michael King
Title: Vice President

SCHEDULE 1

Commitment Increases

Lender	Commitment Increase
JPMorgan Chase Bank, N.A.	$30,000,000
Morgan Stanley Senior Funding, Inc.	$30,000,000
Total Amount	$60,000,000

SCHEDULE 2.01

Commitments as in effect on the Restatement Effective Date

Lender	Commitment
JPMorgan Chase Bank, N.A.	$50,000,000
Morgan Stanley Senior Funding, Inc.	$50,000,000
Silicon Valley Bank	$20,000,000
Total Amount	$120,000,000

EXHIBIT A

Amended and Restated Credit Agreement

CREDIT AGREEMENT
dated as of
May 13, 2011,
as amended and restated as of
December 21, 2015,
among
PANDORA MEDIA, INC.,
The LENDERS Party Hereto
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
___________________________
J.P. MORGAN SECURITIES LLC,
as Sole Lead Arranger

J.P. MORGAN SECURITIES LLC and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Joint Bookrunners

MORGAN STANLEY SENIOR FUNDING, INC and
SILICON VALLEY BANK,
as Co-Documentation Agents

TABLE OF CONTENTS
Page
ARTICLE I

Definitions

SECTION 1.01.	Defined Terms 1

SECTION 1.02.	Classification of Loans and Borrowings 42

SECTION 1.03.	Terms Generally 42

SECTION 1.04.	Accounting Terms; GAAP; Pro Forma Calculations 43

SECTION 1.05.	Senior Indebtedness 44

SECTION 1.06.	Excluded Swap Obligations 44
ARTICLE II

The Credits

SECTION 2.01.	Commitments 45

SECTION 2.02.	Loans and Borrowings 45

SECTION 2.03.	Requests for Borrowings 46

SECTION 2.04.	Protective Advances 47

SECTION 2.05.	Letters of Credit 48

SECTION 2.06.	Funding of Borrowings 54

SECTION 2.07.	Interest Elections 55

SECTION 2.08.	Termination and Reduction of Commitments 56

SECTION 2.09.	Repayment of Loans; Evidence of Debt 57

SECTION 2.10.	Prepayment of Loans 58

SECTION 2.11.	Fees 59

SECTION 2.12.	Interest 60

SECTION 2.13.	Alternate Rate of Interest 61

SECTION 2.14.	Increased Costs 61

SECTION 2.15.	Break Funding Payments 63

SECTION 2.16.	Taxes 63

SECTION 2.17.	Payments Generally; Pro Rata Treatment; Sharing of Setoffs 67

SECTION 2.18.	Mitigation Obligations; Replacement of Lenders 69

SECTION 2.19.	Defaulting Lenders 70

SECTION 2.20.	Incremental Commitments 72
ARTICLE III

Representations and Warranties

SECTION 3.01.	Organization; Powers 74

SECTION 3.02.	Authorization; Enforceability 74

SECTION 3.03.	Governmental Approvals; Absence of Conflicts 75

SECTION 3.04.	Financial Condition; No Material Adverse Change 75

SECTION 3.05.	Properties 76

SECTION 3.06.	Litigation and Environmental Matters 76

SECTION 3.07.	Compliance with Laws and Agreements 76

SECTION 3.08.	Investment Company Status 77

SECTION 3.09.	Taxes 77

SECTION 3.10.	ERISA 77

SECTION 3.11.	Subsidiaries and Joint Ventures; Ownership by the Permitted Holders; Disqualified Equity Interests 77

SECTION 3.12.	Insurance 78

SECTION 3.13.	Solvency 78

SECTION 3.14.	Disclosure 78

SECTION 3.15.	Collateral Matters 78

SECTION 3.16.	Federal Reserve Regulations 79

SECTION 3.17.	Anti-Corruption Laws and Sanctions 79
ARTICLE IV

Conditions

SECTION 4.01.	Original Effective Date 80

SECTION 4.02.	Each Credit Event 82
ARTICLE V

Affirmative Covenants

SECTION 5.01.	Financial Statements and Other Information 83

SECTION 5.02.	Notices of Material Events 87

SECTION 5.03.	Additional Subsidiaries 88

SECTION 5.04.	Information Regarding Collateral 88

SECTION 5.05.	Existence; Conduct of Business 89

SECTION 5.06.	Payment of Obligations 89

SECTION 5.07.	Maintenance of Properties 89

SECTION 5.08.	Insurance 89

SECTION 5.09.	Books and Records; Inspection and Audit Rights 90

SECTION 5.10.	Compliance with Laws 91

SECTION 5.11.	Use of Proceeds and Letters of Credit 91

SECTION 5.12.	Further Assurances 91
ARTICLE VI

Negative Covenants

SECTION 6.01.	Indebtedness; Certain Equity Securities 92

SECTION 6.02.	Liens 94

SECTION 6.03.	Fundamental Changes; Business Activities 96

SECTION 6.04.	Investments, Loans, Advances, Guarantees and Acquisitions 96

SECTION 6.05.	Asset Sales 99

SECTION 6.06.	Sale/Leaseback Transactions 101

SECTION 6.07.	Hedging Agreements 101

SECTION 6.08.	Restricted Payments; Certain Payments of Indebtedness 101

SECTION 6.09.	Transactions with Affiliates 103

SECTION 6.10.	Restrictive Agreements 103

SECTION 6.11.	Amendment of Material Documents 104

SECTION 6.12.	Minimum Liquidity 104

SECTION 6.13.	Fiscal Year 104
ARTICLE VII

Events of Default
ARTICLE VIII

The Administrative Agent
ARTICLE IX

Miscellaneous

SECTION 9.01.	Notices 113

SECTION 9.02.	Waivers; Amendments 115

SECTION 9.03.	Expenses; Indemnity; Damage Waiver 117

SECTION 9.04.	Successors and Assigns 119

SECTION 9.05.	Survival 123

SECTION 9.06.	Counterparts; Integration; Effectiveness 123

SECTION 9.07.	Severability 124

SECTION 9.08.	Right of Setoff 124

SECTION 9.09.	Governing Law; Jurisdiction; Consent to Service of Process 124

SECTION 9.10.	WAIVER OF JURY TRIAL 125

SECTION 9.11.	Headings 125

SECTION 9.12.	Confidentiality 125

SECTION 9.13.	Interest Rate Limitation 126

SECTION 9.14.	Release of Liens and Guarantees 126

SECTION 9.15.	USA PATRIOT Act Notice 127

SECTION 9.16.	No Fiduciary Relationship 127

SECTION 9.17.	Non-Public Information 127

SECTION 9.18.	Administrative Agent Controlled Account 128

SCHEDULES:

Schedule 1.01(a)	—	Competitors
Schedule 1.01(b)	—	Permitted Holders
Schedule 2.01	—	Commitments
Schedule 3.04	—	Specified Transactions
Schedule 3.05B	—	Properties
Schedule 3.06A	—	Litigation
Schedule 3.09	—	Taxes
Schedule 3.11A	—	Subsidiaries and Joint Ventures
Schedule 3.11B	—	Ownership by Permitted Holders; Disqualified Equity Interests
Schedule 3.12	—	Insurance
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.10	—	Existing Restrictions
Schedule 9.01(b)	—	Authorized Emails List
EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Base Certificate
Exhibit C	—	Form of Borrowing Request
Exhibit D	—	Form of Guarantee and Collateral Agreement
Exhibit E	—	Form of Compliance Certificate
Exhibit F	—	Form of Interest Election Request
Exhibit G	—	Form of Perfection Certificate
Exhibit H-1	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit H-2	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit H-3	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit H-4	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit I		Form of Modified Borrowing Base Certificate

CREDIT AGREEMENT dated as of May 13, 2011, as amended and restated as of December 21, 2015, among PANDORA MEDIA, INC., the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
The parties hereto agree as follows:
ARTICLE I

Definitions
SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Alternate Base Rate.
“Account” has the meaning assigned to such term in the New York UCC, it being understood that in the case of any Agented Advertising Arrangement, a right to payment from an Agency on behalf of the applicable Advertising Client shall not be deemed to create an Account that is separate or distinct from the Account arising from a right to payment from such Advertising Client.
“Account Debtor” means any Person obligated on an Account, it being understood that in the case of any Agented Advertising Arrangement, the Account Debtor is the applicable Advertising Client and not any Agency.
“Acquisition Consideration” means, with respect to any purchase or other acquisition, the aggregate consideration paid therefor, including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration), but excluding consideration in the form of Equity Interests (other than Disqualified Equity Interests) in the Borrower.
“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Agent Controlled Account” means a deposit account of the Borrower established with the Administrative Agent and subject to the exclusive dominion and control, including the exclusive right of withdrawal, of the Administrative Agent.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Advertising Client” means an advertiser for which an Agency acts as an agent under the applicable Agented Advertising Arrangement.
“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified; provided that for purposes of Section 6.09 the term “Affiliate” also means any Person that is a director or an executive officer of the Person specified, any Person that directly or indirectly beneficially owns Equity Interests in the Person specified representing 10% or more of the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Person specified and any Person that would be an Affiliate of any such beneficial owner pursuant to this definition (but without giving effect to this proviso).
“Agency” means an advertising agency.
“Agency Exposure Information” means, at any time, the aggregate amount (with respect to each of the clauses of this definition) of Accounts of the Loan Parties at such time that arise pursuant to Agented Advertising Arrangements:
(a) with any Agency (i) the securities of which are (or the securities of the Agency Parent Company of which are) rated BBB or better by S&P or Baa3 or better by Moody’s (or an equivalent rating from a rating agency of recognized standing providing credit ratings to companies organized outside the United States of America), if the aggregate amount of Accounts arising pursuant to Agented Advertising Arrangements with such Agency (or the Agency Parent Company or any other Affiliate thereof) exceeds 25% of the aggregate amount of all Eligible Accounts of the Loan Parties at the time of determination, or (ii) the securities of which are not (and the securities of the Agency Parent Company of which are not) rated BBB or better by S&P or Baa3 or better by Moody’s (or such an equivalent rating) (including any Agency or Agency Parent Company none of the securities of which are rated by any such rating agency), if the aggregate amount of Accounts arising pursuant to Agented Advertising Arrangements with such Agency (or the Agency Parent Company or any other Affiliate thereof) exceeds 15% of the aggregate amount of all Eligible Accounts of the Loan Parties at the time of determination;
(b) with any Agency that, to the knowledge of the Borrower, has (or the Agency Parent Company or any other Affiliate of which has) (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, receiver-manager, custodian, trustee or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, interim receiver, receiver-manager, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state, provincial, territorial or federal bankruptcy laws, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent or (vi) ceased operation of its business;
(c) with any Agency that (i) does not maintain its chief executive office in the United States or Canada or (ii) is not organized under applicable law of the United States, any State thereof or the District of Columbia, or of Canada or any province thereof; or
(d) with any Agency that, to the knowledge of the Borrower, has (or the Agency Parent Company or any other Affiliate of which has) any pending commercial dispute with the Borrower or any Subsidiary or any counterclaim, deduction, defense or right of setoff that, in each case, could reasonably be expected to result in a failure by such Agency to pay in full to the applicable Loan Party any funds received by such Agency from the applicable Advertising Client in respect of such Accounts (whether or not such Agency has any legal right to fail to make such payment).
“Agency Parent Company” means, with respect to any Agency that is a subsidiary of any other Person, such other Person.
“Agented Advertising Arrangement” means provision by a Loan Party of advertising services to an Advertising Client pursuant to an agreement entered into by such Loan Party and an Agency, acting on behalf of an Advertising Client, that is governed by the Standard Terms and Conditions for Internet Advertising for Media Buys One Year or Less promulgated by the Interactive Advertising Bureau or similar terms and conditions.
“Aggregate Commitment” means the sum of the Commitments of all the Lenders.
“Aggregate Revolving Exposure” means the sum of the Revolving Exposures of all the Lenders.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% per annum and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in U.S. dollars with a maturity of one month plus 1% per annum. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) as displayed on the Reuters screen page (currently page LIBOR01) displaying interest rates for deposits in the

London interbank market (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, on such day for deposits in U.S. dollars with a maturity of one month; provided that if such rate shall be less than zero, such rate shall be deemed to be zero. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and all other laws, rules, and regulations of any jurisdiction concerning or relating to bribery, money laundering or corruption.
“Applicable Percentage” means, at any time, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment at such time. If all the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurocurrency Loan, the applicable rate per annum set forth below under the caption “ABR Rate” or “Eurocurrency Rate”, as the case may be, based upon the amount of the Aggregate Revolving Exposure at the close of business on such day compared to the Aggregate Commitment at the close of business on such day:

Facility Utilization	ABR Rate	Eurocurrency Rate
Aggregate Revolving Exposure less than 50% of the Aggregate Commitment	1.00%	2.00%
Aggregate Revolving Exposure greater than or equal to 50% of the Aggregate Commitment	1.25%	2.25%

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means (a) J.P. Morgan Securities LLC, in its capacity as the sole lead arranger for the credit facility provided for herein, and (b) J.P. Morgan Securities LLC and Morgan Stanley Senior Funding, Inc., as joint bookrunners for the credit facility provided for herein.
“ASCAP” means the American Society of Composers, Authors and Publishers.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Availability Period” means the period from and including the Original Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.
“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means Pandora Media, Inc., a Delaware corporation.
“Borrowing” means (a) Revolving Loans of the same Type made, converted or continued on the same date and, in the case of Eurocurrency Revolving Loans, as to which a single Interest Period is in effect, or (b) a Protective Advance.
“Borrowing Base” means, at any time (subject to modification as provided below or in Section 5.09(b)), an amount equal to:
(a) 85% of an amount equal to (i) the Eligible Accounts of the Loan Parties at such time, minus (ii) the Dilution Reserve, minus

(b) the sum of (i) the Designated Secured Obligations Reserve at such time and (ii) without duplication of any deductions made pursuant to clause (a) or (b)(i) of this definition, Other Reserves at such time.
If the Administrative Agent shall have made any determination permitted to be made by it as set forth in the definition of the terms “Eligible Accounts” and “Other Reserves” that shall have the effect of reducing the Borrowing Base, any such reduction shall be effective five Business Days after delivery of notice thereof to the Borrower and the Lenders. Subject to the immediately preceding sentence and to the provisions of Section 5.09(b), the Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Form delivered to the Administrative Agent pursuant to Section 5.01(f) (or, prior to the first such delivery, the Borrowing Base Form referred to in Section 4.01(m)).
“Borrowing Base Certificate” means a certificate in the form of Exhibit B (with such changes thereto as may be required by the Administrative Agent from time to time to reflect the components of and reserves against the Borrowing Base as provided for hereunder), together with all attachments contemplated thereby, certified as accurate and complete by a Financial Officer of the Borrower.
“Borrowing Base Form” means a Borrowing Base Certificate or a Modified Borrowing Base Certificate.
“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03, which shall be, in the case of any such written request, in the form of Exhibit C or any other form approved by the Administrative Agent.
“Business” means the commercial webcasting of audio recordings as conducted by the Borrower and the Subsidiaries as of the Original Effective Date or at any time thereafter, and any other business or businesses conducted by the Borrower and the Subsidiaries on or after the Original Effective Date.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Canadian dollars” refers to lawful money of the Commonwealth of Canada.
“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower and its consolidated Subsidiaries for such period prepared in accordance with GAAP, excluding (i) any such expenditures made to restore, replace or rebuild assets to the condition of such assets immediately prior to any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, such assets to the extent such expenditures are made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such casualty, damage, taking, condemnation or similar proceeding and (ii) any such expenditures constituting Permitted Acquisitions and (b) such portion of principal payments on Capital Lease Obligations made by the Borrower and its consolidated Subsidiaries during such period as is attributable to additions to property, plant and equipment that have not otherwise been reflected on the consolidated statement of cash flows as additions to property, plant and equipment.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, and the final maturity of such obligations shall be the date of the last payment of such or any other amounts due under such lease (or other arrangement) prior to the first date on which such lease (or other arrangement) may be terminated by the lessee without payment of a premium or a penalty. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.
“Cash Dominion Account” has the meaning set forth in Section 2.09(d).
“Cash Dominion Period” means (a) any period commencing on the date the Administrative Agent or the Required Lenders shall deliver to the Borrower a notice stating that an Event of Default has occurred and is continuing and a Cash Dominion Period has commenced and ending on the date on which the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer to the effect that no Event of Default is continuing or (b) any period commencing on the date the Administrative Agent or the Required Lenders shall deliver to the Borrower a notice stating that Liquidity has been less than the greater of (i) 12.5% of the Aggregate Commitment and (ii) $7,500,000 for each of at least three consecutive days and a Cash Dominion Period has commenced and ending on the date on which Liquidity has been greater than or equal to the greater of (i) 12.5% of the Aggregate Commitment and (ii) $7,500,000 for at least 30 consecutive days, provided that, whether or not commenced pursuant to clause (a) or (b) above, a Cash Dominion Period shall automatically commence upon a termination of the Commitments, declaration of the Loans, or any part thereof, then outstanding as due and payable or request for a deposit of cash collateral in respect of LC Exposure, in each case pursuant to Article VII.
“CFC” means (a) each Person that is a “controlled foreign corporation” for purposes of the Code and (b) each subsidiary of any such controlled foreign corporation.

“CFC Holding Company” means a Domestic Subsidiary all assets of which consist of voting Equity Interests in one or more CFCs.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder), other than the Permitted Holders, of Equity Interests in the Borrower representing more than 35% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Borrower, unless the Permitted Holders own, beneficially and of record, Equity Interests in the Borrower representing a greater percentage of the aggregate ordinary voting power and of the aggregate equity value represented by the issued and outstanding Equity Interests in the Borrower than such Person or group; (b) individuals who were (i) directors of the Borrower on the Original Effective Date, (ii) nominated by the board of directors of the Borrower or (iii) appointed by directors who were directors of the Borrower on the Original Effective Date or were nominated as provided in clause (ii) above, in each case other than any individual whose initial nomination or appointment occurred as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors on the board of directors of the Borrower (other than any such solicitation made by such board of directors), ceasing to occupy a majority of the seats (excluding vacant seats) on the board of directors of the Borrower; or (c) the occurrence of any “change in control” or “fundamental change” (or any similar event, however denominated) with respect to the Borrower under and as defined in any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of the Borrower or any Subsidiary or any preferred Equity Interests in the Borrower.
“Change in Law” means the occurrence, after the Original Effective Date, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.
“Co-Documentation Agents” means Morgan Stanley Senior Funding, Inc. and Silicon Valley Bank.
“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.
“Collateral Agreement” means the Guarantee and Collateral Agreement among the Borrower, the other Loan Parties from time to time party thereto and the Administrative Agent, substantially in the form of Exhibit D, together with all supplements thereto.
“Collateral and Guarantee Requirement” means, at any time, the requirement that:
(a) the Administrative Agent shall have received from the Borrower and each Material Subsidiary that is a Domestic Subsidiary (excluding any Domestic Subsidiary that is not wholly owned and any CFC Holding Company) either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes such a Material Subsidiary after the Original Effective Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, together with documents and opinions of the type referred to in paragraphs (b) and (c) of Section 4.01 with respect to such Domestic Subsidiary;
(b) all Equity Interests in any Material Subsidiary owned by or on behalf of any Loan Party shall have been pledged pursuant to the Collateral Agreement and, in the case of Equity Interests in any Foreign Subsidiary, where the Administrative Agent so requests in connection with the pledge of such Equity Interests, a Foreign Pledge Agreement (it being agreed that the Administrative Agent shall not be entitled to, and shall not, make any such request to receive a Foreign Pledge Agreement with respect to the Equity Interests in a Foreign Subsidiary (other than, subject to the final paragraph of this definition, any Foreign IP Holdco other than a Foreign IP Holdco organized under the laws of the Cayman Islands) the total assets of which have a book value of $10,000,000 or less), and the Administrative Agent shall, to the extent required by the Collateral Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank; provided that the Loan Parties shall not be required to pledge (i) more than 65% of the outstanding voting Equity Interests in any CFC Holding Company or (ii) more than 65% of the outstanding voting Equity Interests in any “first-tier” CFC or any of the outstanding Equity Interests in any other CFC;
(c) all Indebtedness of any Person in a principal amount of $250,000 or more that is owing to any Loan Party and is evidenced by a promissory note shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by applicable law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;
(e) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property, if any, duly executed and delivered by the record owner or lessee of such Mortgaged Property, (ii) a lender’s policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage, if any, as a valid and enforceable first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted under Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, and (iii) if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency (or any successor agency) to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H issued by the Board of Governors, and (iv) such legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property;
(f) the Administrative Agent shall have received a counterpart, duly executed and delivered by the applicable Loan Party and the applicable depositary bank or securities intermediary, as the case may be, of a Control Agreement with respect to (i) each deposit account maintained by any Loan Party with any depositary bank (other than (A) any deposit account the funds in which are used, in the ordinary course of business, solely for the payment of salaries and wages, workers’ compensation and similar expenses, (B) any deposit account that is a zero-balance disbursement account, (C) any deposit account the funds in which consist solely of (1) funds held by the Borrower or any Subsidiary in trust for any director, officer or employee of the Borrower or any Subsidiary or any employee benefit plan maintained by the Borrower or any Subsidiary or (2) funds representing deferred compensation for the directors and employees of the Borrower and the Subsidiaries) and (D) other deposit accounts the aggregate balances in which have not, for any period of three consecutive Business Days commencing after the Original Effective Date, exceeded $250,000) and (ii) each securities account maintained by any Loan Party with any securities intermediary (other than any securities account the security entitlements in which consist solely of (A) security entitlements held by the Borrower or any Subsidiary in trust for any director, officer or employee of the Borrower or any Subsidiary or any employee benefit plan maintained by the Borrower or any Subsidiary or (B) security entitlements representing deferred compensation for the directors and employees of the Borrower and the Subsidiaries) or (C) other securities accounts holding assets which, in the aggregate, have not exceeded $250,000 for any period of three consecutive Business Days commencing after the Original Effective Date), and the requirements of the Collateral Agreement relating to the concentration and application of collections shall have been satisfied; provided that so long as the sum of the aggregate amount of funds on deposit in all Controlled Deposit Accounts and the aggregate fair value of all Permitted Investments credited to all Controlled Securities Accounts (the “Aggregate Controlled Sum”) exceeds $120,000,000, no additional Control Agreements in respect of securities accounts shall be required to be executed or delivered by the Loan Parties; provided further that should the Aggregate Controlled Sum cease to exceed $120,000,000, the Loan Parties shall promptly cause additional Control Agreements to be executed and delivered in respect of each securities account a Control Agreement with respect to which has not been theretofore delivered in reliance on the immediately preceding proviso until and unless the Aggregate Controlled Sum shall exceed $120,000,000;
(g) the Borrower and each Loan Party shall have obtained all other consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.
The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as the Administrative Agent, in consultation with the Borrower, determines that the cost of creating or perfecting such pledges (including pursuant to a Foreign Pledge Agreement) or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to the Borrower and its Affiliates (including the imposition of withholding or other taxes)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Administrative Agent acknowledges that as of the Original Effective Date, based on representations made by the Borrower, no real property owned or held by the Borrower or any Subsidiary constitutes a Mortgaged Property and no Mortgages shall be required on any such real property on the Original Effective Date. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Original Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Original Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Protective Advances hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each Lender’s Commitment as of the Restatement Effective Date is set forth on Schedule 2.01, or in the Assignment and Assumption or Incremental Facility Agreement pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Lenders’ Commitments on the Restatement Effective Date is $120,000,000.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S. C. § et seq.), as amended from time to time, and any successor statute.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, the Co-Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 9.01, including through the Platform.
“Competitor” means any Person (other than the Borrower and its Affiliates) that (a) is actively engaged as one of its significant businesses in the distribution or other dissemination of recorded music or other audio data or materials and (b)(i) is set forth on Schedule 1.01(a) on the Original Effective Date or (ii) is identified in writing by the Borrower, using its reasonable discretion, to the Administrative Agent from time to time after the Original Effective Date (with the Administrative Agent agreeing to provide prompt notice thereof to the Lenders).
“Compliance Certificate” means a Compliance Certificate in the form of Exhibit E or any other form approved by the Administrative Agent.
“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum, without duplication, of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and its consolidated Subsidiaries accrued for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest or other financing costs becoming payable during such period in respect of Indebtedness of the Borrower or its consolidated Subsidiaries to the extent such interest or other financing costs shall have been capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, but only if such interest or other financing costs are recurring in respect of such Indebtedness, and (iii) any cash payments becoming payable during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) to the extent included in such consolidated interest expense for such period, the sum of (i) noncash amounts attributable to amortization or write-off of capitalized interest or other financing costs previously paid and (ii) noncash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus
(a)without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of
(i)consolidated interest expense for such period (including imputed interest expense in respect of Capital Lease Obligations),
(ii)consolidated income tax expense for such period,
(iii)all amounts attributable to depreciation for such period and amortization of intangible assets and capitalized assets for such period,
(iv)any noncash charges for such period (excluding any additions to bad debt reserves or bad debt expense and any noncash charge to the extent it represents an accrual of or a reserve for cash expenditures in any future period),
(v)any losses attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement,
(vi)any unrealized losses for such period attributable to the application of “mark to market” accounting in respect of Hedging Agreements, and
(vii)the cumulative effect of a change in accounting principles; and minus
(b)without duplication and to the extent included in determining such Consolidated Net Income,
(i)    any extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP,
(ii)    noncash items of income for such period (excluding any noncash items of income (A) in respect of which cash was received in a prior period or will be received in a future period or (B) that represents the reversal of any accrual made in a prior period for anticipated cash charges, but only to the extent such accrual reduced Consolidated EBITDA for such prior period),
(iii)    any gains attributable to the early extinguishment of Indebtedness or obligations under any Hedging Agreement,
(iv)    any unrealized gains for such period attributable to the application of “mark to market” accounting in respect of Hedging Agreements and
(v)    the cumulative effect of a change in accounting principles;

provided that Consolidated EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any sale, transfer or other disposition, other than dispositions of inventory and other dispositions in the ordinary course of business. In the event any Subsidiary shall be a Subsidiary that is not wholly owned by the Borrower, all amounts added back in computing Consolidated EBITDA for any period pursuant to clause (a) above, and all amounts subtracted in computing Consolidated EBITDA pursuant to clause (b) above, to the extent such amounts are, in the reasonable judgment of a Financial Officer of the Borrower, attributable to such Subsidiary, shall be reduced by the portion thereof that is attributable to the noncontrolling interest in such Subsidiary.
“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of (a) Consolidated Cash Interest Expense for such period, (b) the aggregate amount of scheduled principal payments made during such period in respect of Long‑Term Indebtedness of the Borrower and its consolidated Subsidiaries (other than payments made by the Borrower or any Subsidiary to the Borrower or any Subsidiary), (c) the aggregate amount of principal payments (other than scheduled principal payments) made during such period in respect of Long‑Term Indebtedness of the Borrower and its consolidated Subsidiaries (other than payments made by the Borrower or any Subsidiary to the Borrower or any Subsidiary), to the extent that such payments reduced any scheduled principal payments that would have become due within one year after the date of the applicable payment, (d) the aggregate amount of principal payments on Capital Lease Obligations, determined in accordance with GAAP, (e) Capital Expenditures for such period (except to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed by incurring Long-Term Indebtedness) and (f) the aggregate amount of income taxes paid in cash by the Borrower and the Subsidiaries during such period. In the event any Subsidiary shall be a Subsidiary that is not wholly owned by the Borrower, all amounts included in clauses (a) through (f) above, to the extent such amounts are, in the reasonable judgment of a Financial Officer of the Borrower, attributable to such Subsidiary, shall be reduced by the portion thereof that is attributable to the noncontrolling interest in such Subsidiary.
“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (for the avoidance of doubt, in the case of any Subsidiary that is not a wholly owned Subsidiary, to the extent such net income or loss is attributed to the interest therein of the Borrower and the wholly owned Subsidiaries); provided that there shall be excluded (a) the income of any Person (other than the Borrower) that is not a consolidated Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Borrower or, subject to clause (b) below, any consolidated Subsidiary during such period and (b) the income of, and any amounts referred to in clause (a) above paid to, any consolidated Subsidiary (other than any Subsidiary Loan Party) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Subsidiary is not permitted without any prior approval of any Governmental Authority that has not been obtained or is not permitted by the operation of the terms of the organizational documents of such Subsidiary, any agreement or other instrument binding upon the Borrower or any Subsidiary or any law applicable to the Borrower or any Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions has been legally and effectively waived.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Control Agreement” means, with respect to any deposit account or securities account maintained by any Loan Party, a control agreement in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by such Loan Party and the depositary bank or the securities intermediary, as the case may be, with which such account is maintained.
“Controlled Deposit Account” means a deposit account of a Loan Party subject to a Control Agreement.
“Controlled Securities Account” means a securities account of a Loan Party subject to a Control Agreement.
“Controlled Accounts” means the Controlled Deposit Accounts, the Controlled Securities Accounts and the Administrative Agent Controlled Account.
“Credit Party” means the Administrative Agent, each Issuing Bank and each Lender.
“Credit/Rebill Transaction” means cancelation of an outstanding invoice that has not been paid and issuance of a new invoice in replacement thereof.
“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or Protective Advances or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Borrower or a Credit Party made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Protective Advances, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Borrower’s or such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.
“Designated Secured Cash Management Obligations” has the meaning set forth in the Collateral Agreement.
“Designated Secured Corporate Credit Card Services Obligations” has the meaning set forth in the Collateral Agreement.
“Designated Secured Foreign Exchange Services Obligations” has the meaning set forth in the Collateral Agreement.
“Designated Secured Hedge Obligations” has the meaning set forth in the Collateral Agreement.
“Designated Secured Other Obligations” means the Designated Secured Cash Management Obligations, the Designated Secured Corporate Credit Card Services Obligations, the Designated Secured Foreign Exchange Services Obligations and the Designated Secured Hedge Obligations.
“Designated Secured Obligations Reserve” means, at any time, a reserve equal to the aggregate amount of the Designated Secured Other Obligations at such time. The Designated Secured Obligations Reserve at any time shall be determined by reference to the most recent Borrowing Base Form delivered to the Administrative Agent pursuant to Section 5.01(f) (or, prior to the first such delivery, the Borrowing Base Form referred to in Section 4.01(m)).
“Dilution Factors” means, without duplication, for any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits recorded to reduce accounts receivable by the Loan Parties in a manner consistent with current accounting practices of the Borrower; provided that any credits issued in any Credit/Rebill Transaction shall be disregarded for purposes of determining the Dilution Factors except to the extent the amount of the rebilled invoice is less than the amount of the original invoice.
“Dilution Ratio” means, at any date, (a) the ratio (expressed as a percentage) equal to (i) the aggregate amount of the applicable Dilution Factors for the four most recently ended fiscal quarters divided by (ii) total gross invoiced amount (without duplication for

Credit/Rebill Transactions) for the four most recently ended fiscal quarters less (b) 5%; provided that if, at any date, the Dilution Ratio is less than 0%, the Dilution Reserve at such date shall be deemed to be zero.
“Dilution Reserve” means, at any date, the applicable Dilution Ratio multiplied by the Eligible Accounts on such date.
“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:
(a)    matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;
(b)    is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or
(c)    is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by the Borrower or any Subsidiary, in whole or in part, at the option of the holder thereof;
in each case, on or prior to the date 180 days after the Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination or expiration of all the Commitments and (ii) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Domestic Permitted Acquisition” means any Permitted Acquisition constituting purchases or other acquisitions of any Equity Interests in a Person that is incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia (and is not a CFC or a CFC Holding Company), or of any assets that will be owned by a Loan Party.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
“Eligible Accounts” means, with respect to any Loan Party at any time, each Account of such Loan Party that, at such time, is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to this definition. Without limiting the Administrative Agent’s discretion or Permitted Discretion provided elsewhere herein, Eligible Accounts shall not include any Account:
(a) which is not subject to a first priority perfected security interest in favor of the Administrative Agent;
(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) Liens thereon permitted by Section 6.02 that do not have priority over the Lien in favor of the Administrative Agent;
(c) with respect to which payment terms are more than 120 days from the original invoice date, or which is unpaid more than 90 days after the original due date or which is unpaid more than 120 days after the original invoice date, or which has been written off the books of such Loan Party or otherwise designated as uncollectible (in determining the aggregate amount due from Account Debtors which is unpaid more than 120 days from the original invoice date or more than 90 days from the original due date the amount of any net credit balance of any Account Debtor otherwise included in such aggregate amount shall be excluded to the extent, but only to the extent, that such Account Debtor is also the Account Debtor in respect of Accounts that do not have payment terms that are more than 120 days from the original invoice date (determined without giving effect to any change in the invoice date as a result of any Credit/Rebill Transaction), that are not unpaid more than 90 days after the original due date (determined without giving effect to any change in the due date as a result of any Credit/Rebill Transaction), that are not unpaid more than 120 days after the original invoice date (determined without giving effect to any change in the invoice date as a result of any Credit/Rebill Transaction) and that have not been written off or otherwise designated as uncollectible);
(d) in the case of any Account subject to a Credit/Rebill Transaction, with respect to which the due date is more than 120 days after the original invoice date (determined without giving effect to any change in the invoice date as a result of such Credit/Rebill Transaction), or which is unpaid more than 90 days after the original due date (determined without giving effect to any change in the due date as a result of such Credit/Rebill Transaction) or which is unpaid more than 120 days after the original invoice date (determined without giving effect to any change in the invoice date as a result of such Credit/Rebill Transaction) (in determining the aggregate amount due from Account Debtors which is unpaid more than 120 days from the original invoice date or more than 90 days from the original due date the amount of any net credit balance of any Account Debtor otherwise included in such aggregate amount shall be excluded to the extent, but only to the extent, that such

Account Debtor is also the Account Debtor in respect of Accounts that do not have payment terms that are more than 120 days from the original invoice date (determined without giving effect to any change in the invoice date as a result of any Credit/Rebill Transaction), that are not unpaid more than 90 days after the original due date (determined without giving effect to any change in the due date as a result of any Credit/Rebill Transaction), that are not unpaid more than 120 days after the original invoice date (determined without giving effect to any change in the invoice date as a result of any Credit/Rebill Transaction) and that have not been written off or otherwise designated as uncollectible);
(e) which is owing by an Account Debtor for which more than 50% of the Accounts owing by such Account Debtor and its Affiliates are ineligible pursuant to clause (c) or (d) above;
(f)(i) which is owing by an Account Debtor whose securities are rated BBB or better by S&P or Baa3 or better by Moody’s to the extent the aggregate amount of Eligible Accounts owing by such Account Debtor and its Affiliates to the Loan Parties, taken as a whole, exceeds 25% of the aggregate amount of all Eligible Accounts of the Loan Parties, or (ii) which is owing by an Account Debtor whose securities are not rated BBB or better by S&P or Baa3 or better by Moody’s (including any Account Debtor none of the securities of which are rated by such rating agencies) to the extent the aggregate amount of Accounts owing by such Account Debtor and its Affiliates to the Loan Parties, taken as a whole, exceeds 15% of the aggregate amount of all Eligible Accounts of the Loan Parties;
(g)(i) which does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) which is not evidenced by an invoice or other documentation reasonably satisfactory to the Administrative Agent and which has been sent to the Account Debtor (or, in the case of any Account arising pursuant to an Agented Advertising Arrangement, to the applicable Agency), (iii) which represents a progress or retention billing, (iv) for which the services giving rise thereto have not been performed or which is otherwise contingent upon any Loan Party’s completion of any further performance, (v) which relates to payments of interest, (vi) which relates to subscription services or (vii) which has been invoiced more than once (other than pursuant to a Credit/Rebill Transaction);
(h) with respect to which any check or other instrument of payment has been returned uncollected for any reason;
(i) which is owed by an Account Debtor that, to the knowledge of the Borrower, has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, receiver-manager, custodian, trustee or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, interim receiver, receiver-manager, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state, provincial, territorial or federal bankruptcy laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent in its Permitted Discretion), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent or (vi) ceased operation of its business;
(j) which is owed by any Account Debtor that has sold all or substantially all of its assets (unless such Account has been assumed by a Person that shall have acquired such assets and otherwise satisfies the requirements set forth in this definition);
(k) which is owed by an Account Debtor that (i) does not maintain its chief executive office in the United States or Canada or (ii) is not organized under applicable law of the United States, any State thereof or the District of Columbia, or of Canada or any province thereof, unless, in any such case, such Account is backed by a Letter of Credit acceptable to the Administrative Agent and in the possession of, and directly drawable by, the Administrative Agent;
(l) which is owed in any currency other than U.S. dollars or Canadian dollars;
(m) which is owed by (i) any Governmental Authority of any country other than the United States unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent and in the possession of, and directly drawable by, the Administrative Agent, or (ii) any Governmental Authority of the United States, unless the Federal Assignment of Claims Act of 1940, as amended, and any other actions necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s reasonable satisfaction;
(n) which is owed, to the knowledge of the Borrower, by any Affiliate, employee, officer or director of any Loan Party or by any Permitted Holder;
(o) which is owed by an Account Debtor to which (or, where performance by such Account Debtor of its obligations in respect of such Account could reasonably be expected to be setoff as a result of such payment obligation being owed to an Affiliate of such Account Debtor, to an Affiliate of which) any Loan Party owes a payment obligation, but only to the extent of such payment obligation, or which is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;
(p) which is subject to any counterclaim, deduction, defense, setoff or dispute, but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;
(q) which is evidenced by any promissory note, chattel paper or instrument, unless such promissory note, chattel paper or instrument, together with undated instruments of transfer duly executed in blank, shall have been delivered to the Administrative Agent;
(r) with respect to which a Loan Party has made any agreement with an Account Debtor for any reduction thereof (to the extent of such reduction), other than discounts and adjustments given in the ordinary course of business;
(s) which does not comply in all material respects with the requirements of all applicable laws, including the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors;
(t) which indicates any party other than a Loan Party (and, in the case of any Account arising pursuant to an Agented Advertising Arrangement, the applicable Agency but only as an agent of the Advertising Client) as payee;
(u) which was acquired by, or the interest in which was acquired by, any Loan Party pursuant to a Permitted Acquisition or any other Material Acquisition, unless (i) the Administrative Agent shall have completed a field examination following the date of such Material Acquisition in accordance with Section 5.09(b) or (ii) the Administrative Agent has otherwise determined, in its Permitted Discretion, not to apply with respect thereto the ineligibility criteria set forth in this clause (t); or
(v) which the Administrative Agent determines may not be paid by reason of the Account Debtor’s inability to pay or which the Administrative Agent otherwise determines, in its Permitted Discretion (including on the basis of any Agency Exposure Information provided to the Administrative Agent), may not be collected by the applicable Loan Party.
In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that any Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received by the Loan Parties in respect of such Account but not yet applied by the Loan Parties to reduce the amount of such Account. Standards of eligibility may be made more restrictive from time to time solely by the Administrative Agent, in its Permitted Discretion, with any such changes to be effective three days after delivery of notice thereof to the Borrower and the Lenders.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, (i) a natural person, (ii) the Borrower, any Subsidiary or any other Affiliate of the Borrower, (iii) a Competitor or an Affiliate of a Competitor or (iv) a Defaulting Lender or a Revolving Lender Parent thereof.

“Engagement Letter” means, collectively, (a) the Engagement Letter dated March 31, 2011, among the Borrower, the Administrative Agent and J.P. Morgan Securities LLC and (b) the Engagement Letter dated August 29, 2013, among the Borrower, the Administrative Agent and J.P. Morgan Securities LLC.
“Environmental Laws” means all applicable rules, regulations, codes, ordinances, judgments, orders, decrees and other laws, and all injunctions, notices or binding agreements, issued, promulgated or entered into by any Governmental Authority and relating in any way to the environment, to preservation or reclamation of natural resources, to the management, Release or threatened Release of any hazardous substances, material or wastes or related to health or safety matters arising from exposure to such hazardous substances, materials or waste.
“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties and indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing; provided that Permitted Convertible Notes and Permitted Call Spread Hedge Agreements shall not constitute Equity Interests of the Borrower.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30‑day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in

Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (h) the receipt by Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA.
“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Adjusted LIBO Rate.
“Events of Default” has the meaning set forth in Article VII.
“Excess Availability” means, at any time, an amount equal to (a) the lesser of (i) the Aggregate Commitment at such time and (ii) the Borrowing Base in effect at such time minus (b) the Aggregate Revolving Exposure at such time.
“Exchange Act” means the United States Securities Exchange Act of 1934.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, the Guarantee by such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Loan Party becomes effective with respect to such related Swap Obligation.
“Excluded Taxes” means, with respect to any payment made by any Loan Party under this Agreement or any other Loan Document, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) income Taxes and U.S. federal backup withholding or franchise Taxes imposed on (or measured by) net income by the United States of America or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction referred to in clause (a) above, (c) Other Connection Taxes, (d) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any U.S. Federal withholding Taxes resulting from any law in effect on the date such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.16(f), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.16(a) and (e) any Taxes imposed under FATCA (or any version of FATCA that is substantively comparable and not materially more onerous to comply with).
“Existing Credit Agreement” means the Amended and Restated Loan and Security Agreement dated as of September 10, 2009, between the Borrower and Bridge Bank, National Association.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Original Effective Date, any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. Notwithstanding the foregoing, if the Federal Funds Effective Rate, determined as provided above, would otherwise be less than zero, then the Federal Funds Effective Rate shall be deemed to be zero for all purposes of this Agreement.
“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person; provided that, when such term is used in reference to any document executed by, or a certification of, a Financial Officer, the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to or shall have an incumbency certificate on file with the Administrative Agent as to the authority of such individual acting in such capacity.
“First Restatement Agreement” means the Amendment and Restatement Agreement dated as of September 12, 2013, among the Borrower, the Administrative Agent, the Issuing Bank and each Lender as of such date.
“Fixed Charges Coverage Ratio” means, as of any date, the ratio of (a) Consolidated EBITDA to (b) Consolidated Fixed Charges, in each case for the period of four consecutive fiscal quarters ending on such date (or, if such date is not the last day of a fiscal quarter, ending on the last day of the fiscal quarter most recently ended prior to such date).

“Foreign IP Holdco” has the meaning set forth in Section 6.05.
“Foreign Lender” means any Lender that is not a U.S. Person.
“Foreign Pledge Agreement” means a pledge or charge agreement granting a Lien on Equity Interests in a Foreign Subsidiary to secure the Secured Obligations, governed by the law of the jurisdiction of organization of such Foreign Subsidiary and in form and substance reasonably satisfactory to the Administrative Agent.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.
“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by the chief financial officer of the Borrower)).
“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedging Agreement.
“Incremental Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.20, to make Loans and to acquire participations in Letters of Credit and Protective Advances hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure under such Incremental Facility Agreement.
“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.20.
“Incremental Lender” means a Lender with an Incremental Commitment.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (including payments in respect of non-competition agreements or other arrangements representing acquisition consideration, in each case entered into in connection with an acquisition, but excluding (i) accounts payable incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of the Borrower or any Subsidiary and (iii) any purchase price adjustment or earnout incurred in connection with an acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment or earnout is, or becomes, reasonably determinable), (e) all Capital Lease Obligations of such Person, (f) the maximum aggregate amount of all letters of credit and letters of guaranty in respect of which such Person is an account party, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests, (i) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, and (j) all Guarantees by such Person of Indebtedness of others. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under this Agreement or any other Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 9.03(b).
“Intellectual Property” has the meaning set forth in the Collateral Agreement.
“Intercompany Subordination Agreement” means an intercompany subordination agreement in form and substance customary for such agreements and reasonably satisfactory to the Administrative Agent.
“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07, which shall be, in the case of any such written request, in the form of Exhibit F or any other form approved by the Administrative Agent.
“Interest Payment Date” means (a) with respect to any ABR Loan, the first Business Day following the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, if agreed to by each Lender participating therein, twelve months thereafter), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Screen Rate” means, at any time, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available that is shorter than such Interest Period and (b) the LIBO Screen Rate for the shortest period for which that Screen Rate is available that exceeds such Interest Period, in each case, at such time.
“Investment” means, with respect to a specified Person, any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in accordance with GAAP) to, Guarantees of any Indebtedness or other obligations of, or any other investment (including any investment in the form of transfer of property for consideration that is less than the fair value thereof (as determined reasonably and in good faith by the chief financial officer of the Borrower)) in, any other Person that are held or made by the specified Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date of determination, without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee”, (c) any Investment by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the fair value (as determined reasonably and in good faith by the chief financial officer of the Borrower) of the consideration therefor (including any Indebtedness assumed in connection therewith), plus the fair value (as so determined) of all additions, as of such date of determination, thereto, and minus the amount, as of such date, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such Investment, (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) in the form of a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value (as determined reasonably and in good faith by the chief financial officer of the Borrower) of such Equity Interests or other property as of the time of such transfer (less, in the case of any investment in the form of transfer of property for consideration that is less than the fair value thereof, the fair value (as so determined) of such consideration as of the time of the transfer), minus the amount, as of such date of determination, of any portion of such Investment repaid to the investor in cash as a return of capital, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such transfer, and (e) any Investment (other than any Investment referred to in clause (a), (b), (c) or (d) above) by the specified Person in any other Person resulting from the issuance by such other Person of its Equity Interests to the specified Person shall be the fair value (as determined reasonably and in good faith by the chief financial officer of the Borrower) of such Equity Interests at the time of the issuance thereof.
“IRS” means the United States Internal Revenue Service.
“Issuing Bank” means (a) JPMorgan Chase Bank, N.A. and (b) each Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(k)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.05 with respect to such Letters of Credit).
“Joint Venture” means (a) any Subsidiary that is not a wholly owned Subsidiary or (b) any Person in whom the Borrower or any Subsidiary owns any Equity Interest but that is not a Subsidiary.
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate amount of all Letters of Credit that remains available for drawing at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time, adjusted to give effect to any reallocation under Section 2.19 of the LC Exposures of Defaulting Lenders in effect at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Incremental Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Administrative Agent, in its capacity as the lender of Protective Advances.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.
“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page (currently page LIBOR01) displaying interest rates for deposits in the London interbank market (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) (such applicable rate being called the “LIBO Screen Rate”), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. If no LIBO Screen Rate shall be available for a particular Interest Period but LIBO Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the LIBO Rate for such Interest Period shall be the Interpolated Screen Rate. Notwithstanding the foregoing, if the LIBO Rate, determined as provided above, would otherwise be less than zero, then the LIBO Rate shall be deemed to be zero for all purposes of this Agreement.
“LIBO Screen Rate” has the meaning set forth in the definition of the term “LIBO Rate”.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance on, in or of such asset, and any arrangement entered into for the purpose of making particular assets available to satisfy any Indebtedness or other obligation and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Liquidity” means, at any time, the sum of (a) Excess Availability at such time plus (b) the aggregate amount of cash on deposit in the Administrative Agent Controlled Account at such time.
“Loan Documents” means this Agreement, the First Restatement Agreement, the Second Restatement Agreement, the Incremental Facility Agreements, the Collateral Agreement, the other Security Documents, the Post-Closing Letter Agreement, the

Intercompany Subordination Agreement, any agreement designating an additional Issuing Bank as contemplated by Section 2.05(j) and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(c).
“Loan Document Obligations” has the meaning set forth in the Collateral Agreement.
“Loan Parties” means the Borrower and each Subsidiary Loan Party.
“Loans” means the loans (including Protective Advances) made by the Lenders to the Borrower pursuant to this Agreement.
“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.
“Material Acquisition” means any acquisition, or a series of related acquisitions, of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed in connection therewith) exceeds $2,500,000.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, operations or financial condition of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its payment obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.
“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Guarantees under the Loan Documents), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount of $2,000,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
“Material IP Subsidiary” means (a) any Foreign IP Holdco and (b) any other Subsidiary that at any time owns or holds any Intellectual Property or rights to Intellectual Property that are material to the business or operations of the Borrower and the Subsidiaries, taken as a whole.
“Material Subsidiary” means (a) each Material IP Subsidiary and (b) each Domestic Subsidiary (i) the consolidated total assets of which equal or exceed the greater of $125,000,000 and 5% of the consolidated total assets of the Borrower or (ii) the consolidated revenues of which account for 5% or more of the consolidated revenues of the Borrower, in each case as of the end of or for the most recent period of four consecutive fiscal quarters of the Borrower for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b); provided that if at the end of or for any such most recent period of four consecutive fiscal quarters the consolidated total assets or the consolidated revenues of all Subsidiaries (other than CFCs and CFC Holding Companies) that would not constitute Material Subsidiaries shall exceed the greater of $200,000,000 and 10% of the consolidated total assets of the Borrower or 10% of the consolidated revenues of the Borrower, then one or more of such Subsidiaries (other than CFCs and CFC Holding Companies) shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts of their consolidated total assets or consolidated revenues, as the case may be, until such excess shall have been eliminated.
“Maturity Date” means September 12, 2018.
“Maximum Rate” has the meaning set forth in Section 9.13.
“MNPI” means material information concerning the Borrower and its Related Parties or its or their respective securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act. For purposes of this definition, “material information” means information concerning the Borrower and its Related Parties or its or their respective securities that could reasonably be expected to be material for purposes of the United States federal and state securities laws.
“Modified Borrowing Base Certificate” means a certificate in the form of Exhibit I (with such changes thereto as may be required by the Administrative Agent from time to time to reflect the components of and reserves against the Borrowing Base as provided for hereunder), together with all attachments contemplated thereby, certified as accurate and complete by a Financial Officer of the Borrower (it being acknowledged and agreed that the calculations and certifications set forth therein shall be made on the basis of (a) in the case of the amounts to be set forth on lines 1 through 7(a) and line 7(d) of Schedule 1 to Exhibit I, such amounts as of the close of business on the last day of the fiscal month in respect of which such certificate is delivered and (b) in the case of the amounts to be set forth on line 7(b), line 7(c), lines 8 through 32 and line 35 of Schedule 1 to Exhibit I and lines B, C and I to Exhibit I, such amounts set forth in the Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to Section 5.01(f)).
“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.
“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgaged Property” means each parcel of real property owned in fee by a Loan Party, and the improvements thereto, that (together with such improvements) has a book or fair value of $2,000,000 or more.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.
“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.
“Original Effective Date” means May 13, 2011.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising solely from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced by, this Agreement, or sold or assigned an interest in this Agreement).
“Other Reserves” means any reserves (other than the Designated Secured Obligations Reserve and the Dilution Reserve) that the Administrative Agent deems necessary, in its Permitted Discretion, to maintain with respect to the Collateral or any Loan Party, including reserves for accrued and unpaid interest on any Loan and without duplication of any exclusions made pursuant to clause (v) of the definition of the term “Eligible Accounts”, any reserves established on the basis of the Agency Exposure Information.
“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.18(b)).
“Participant Register” has the meaning set forth in Section 9.04(c).
“Participants” has the meaning set forth in Section 9.04(c).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit G or any other form approved by the Administrative Agent.
“Permitted Acquisition” means the purchase or other acquisition by the Borrower or any Subsidiary of Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person if (a) in the case of any purchase or other acquisition of Equity Interests in a Person, upon the consummation of such acquisition such Person (including each subsidiary of such Person) will be a wholly-owned Subsidiary (including as a result of a merger or consolidation between any Subsidiary and such Person), (b) such purchase or acquisition was not preceded by, or consummated pursuant to, an unsolicited tender offer or proxy contest initiated by or on behalf of the Borrower or any Subsidiary, (c) all transactions related thereto are consummated in accordance with applicable law, (d) the business of such Person, or such assets, as the case may be, constitute a business permitted under Section 6.03(b) and (e) with respect to each such purchase or other acquisition, all actions required to be taken with respect to each newly created or acquired Subsidiary or assets in order to satisfy the requirements set forth in clauses (a), (b), (c), (d) and (g) of the definition of the term “Collateral and Guarantee Requirement” shall have been taken (or arrangements for the taking of such actions satisfactory to the Administrative Agent shall have been made).
“Permitted Call Spread Hedge Agreements” means (a) a Hedge Agreement pursuant to which the Borrower acquires a call or a capped call option requiring the counterparty thereto to deliver to the Borrower shares of common stock of the Borrower, the cash value of such shares or a combination thereof from time to time upon exercise of such option and (b) if entered by the Borrower in connection with any Hedge Agreement described in clause (a) above, a Hedge Agreement pursuant to which the Borrower issues to the counterparty thereto warrants to acquire common stock of the Borrower, in each case entered into by the Borrower concurrently with the issuance of Permitted Convertible Notes; provided that (i) the terms, conditions and covenants of each such Hedge Agreement shall be such as are typical and customary for Hedge Agreements of such type (as determined by the Board of Directors of the Borrower in good faith) and (ii) in the case of clause (b) above, such Hedge Agreement would be classified as an equity instrument in accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, or any successor thereto (including pursuant to the Accounting Standards Codification), and the settlement of such Hedge Agreement does not require the Borrower to make any payment in cash or cash equivalents that would disqualify such Hedge Agreement from so being classified as an equity instrument.
“Permitted Convertible Notes” means any notes issued by the Borrower that are convertible into common stock of the Borrower or cash in lieu of all or any portion of such shares of common stock; provided that (a) the stated final maturity thereof shall be no earlier than 91 days after the Maturity Date, and shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the 91st day after the Maturity Date (it being understood that a repurchase of such notes on account of the occurrence of a “fundamental change” or any redemption of such notes at the option of the Borrower shall not be deemed to constitute a change in the stated final maturity thereof), (b) such notes shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, a “fundamental change” or following the Borrower’s election to redeem such notes) prior to the 91st day after the Maturity Date, (c) the terms, conditions and covenants of such notes shall be such as are typical and customary for notes of such type (as determined by the Board of Directors of the Borrower in good faith), (d) no Subsidiary that is not a Loan Party shall Guarantee obligations of the Borrower thereunder, and each such Guarantee shall provide for the release and termination thereof, without action by any Person, upon any release and termination of the Guarantee by such Subsidiary of the Loan Document Obligations, and (e) the obligations in respect thereof (and any Guarantee thereof) shall not be secured by any Lien on any asset of the Borrower or any Subsidiary.
“Permitted Discretion” means a determination made by the Administrative Agent in the exercise of its reasonable credit judgment and consistent with its policies applicable to asset based lending transactions similar to the credit facilities established hereunder.
“Permitted Encumbrances” means:
(a) Liens imposed by law for Taxes that are not yet delinquent or are being contested in compliance with Section 5.06;
(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business;
(c) pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;
(d) pledges and deposits made (i) to secure the performance of bids, trade contracts, leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
(g) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts, securities accounts or other funds maintained with depository institutions or securities intermediaries; provided that such deposit accounts, securities accounts or funds therein or credited thereto are not established, deposited or made for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Borrower or any Subsidiary in excess of those required by applicable banking regulations;
(h) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Borrower and the Subsidiaries in the ordinary course of business;
(i) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than Capitalized Lease Obligations), license or sublicense or concession agreement permitted by this Agreement; and
(j) Liens that are contractual rights of set-off;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, other than Liens referred to clauses (c) and (d) above securing letters of credit, bank guarantees or similar instruments.
“Permitted Holders” means the Persons set forth on Schedule 1.01(b) hereto.
“Permitted Investments” means:
(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within two years from the date of acquisition thereof;
(b) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof that (i)

mature within two years from the date of acquisition thereof and (ii) are rated not lower than P-1 or A2 by Moody’s or A-1 or A by S&P at such date of acquisition;
(c) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, any agency of the United States of America that (i) mature within two years from the date of acquisition thereof and (ii) are rated not lower than P-1 or A2 by Moody’s or A-1 or A by S&P at such date of acquisition;
(d) investments in commercial paper that (i) mature within two years from the date of acquisition thereof and (ii) are rated not lower than P-1 or A2 by Moody’s or A-1 or A by S&P at such date of acquisition;
(e) investments in certificates of deposit, banker’s acceptances and demand or time deposits, in each case maturing within two years from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or any domestic branch of any foreign commercial bank;
(f) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
(g) investments in corporate notes, bonds or debentures that (i) mature within two years from the date of acquisition thereof and (ii) are rated not lower than P-1 or A-2 by Moody’s or A-1 or A by S&P at such date of acquisition;
(h) money market funds that (i) comply with the criteria set forth in Rule 2a‑7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and
(i) in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.
“Permitted Subordinated Notes” means any notes issued by the Borrower, provided that (a) such notes, and any Guarantees thereof, are subordinated in right of payment to the Loan Document Obligations on terms customary at the time of the issuance of such notes for high yield subordinated debt securities issued in a public offering, (b) the stated final maturity thereof shall be no earlier than 91 days after the Maturity Date, and shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the 91st day after the Maturity Date, (c) such notes shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, a change in control, an asset disposition or an event of loss) prior to the 91st day after the Maturity Date, (d) the terms, conditions and covenants of such notes shall be such as are typical and customary for notes of such type (as determined by the Board of Directors of the Borrower in good faith), (e) no Subsidiary that is not a Loan Party shall Guarantee obligations of the Borrower thereunder, and each such Guarantee (i) shall provide for the release and termination thereof, without action by any Person, upon any release and termination of the Guarantee by such Subsidiary of the Loan Document Obligations and (ii) shall be subordinated to the Guarantee by such Subsidiary of the Loan Document Obligations on terms no less favorable to the Lenders than the subordination provisions of such notes, and (f) the obligations in respect thereof (and any Guarantee thereof) shall not be secured by any Lien on any asset of the Borrower or any Subsidiary.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and sponsored, maintained or contributed by the Borrower or any ERISA Affiliate, and in respect of which the Borrower or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” has the meaning set forth in Section 9.01(d).
“Post-Closing Letter Agreement” means the Post-Closing Letter Agreement dated as of the Original Effective Date, between the Borrower and the Administrative Agent.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.
“Protective Advance” has the meaning set forth in Section 2.04(a).
“Protective Advance Exposure” means, at any time, the sum of the principal amounts of all outstanding Protective Advances at such time. The Protective Advance Exposure of any Lender at any time shall be its Applicable Percentage of the total Protective Advance Exposure at such time, adjusted to give effect to any reallocation under Section 2.19 of the Protective Advance Exposures of Defaulting Lenders in effect at such time.
“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 or that otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder at the time such Swap Obligation is incurred (including as a result of the agreement in Section 2.07 of the Collateral Agreement or any other Guarantee or other support agreement in respect of the obligations of such Loan Party by the Borrower or another Person that constitutes an “eligible contract participant”).
“Recipient” has the meaning set forth in Section 2.16(a).
“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and premiums, fees and expenses payable in connection with such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions (other than conditions that were applicable to the Original Indebtedness) that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date 180 days after the Maturity Date, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be at least as long as the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing; (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness; (e) if such Original Indebtedness (including any Guarantee thereof) shall have been subordinated to the Loan Document Obligations, such Refinancing Indebtedness (including any Guarantee thereof)

shall also be subordinated to the Loan Document Obligations on terms not less favorable in any material respect to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Loan Document Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent.
“Register” has the meaning set forth in Section 9.04(b)(iv).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.
“Reports” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Borrower or any Subsidiary from information furnished by or on behalf of the Borrower or any Subsidiary, which Reports (except where prepared for internal purposes of the Administrative Agent) may be distributed to the Lenders by the Administrative Agent.
“Required Lenders” means, at any time, Lenders having Revolving Exposures and unused Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure and unused Commitments at such time.
“Reserves” means the Dilution Reserve, the Designated Secured Obligations Reserve and the Other Reserves.
“Restatement Effective Date” has the meaning set forth in the Second Restatement Agreement.
“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of, or any other return of capital with respect to, any Equity Interests in the Borrower or any Subsidiary, and (b) any management, monitoring, transaction, advisory or similar fees payable to the Permitted Holders or any of their Affiliates.

“Revolving Borrowing” means a Borrowing consisting of Revolving Loans.
“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and such Lender’s LC Exposure and Protective Advance Exposure at such time.
“Revolving Lender Parent” means, with respect to any Lender, any Person in respect of which such Lender is a subsidiary.
“Revolving Loan” means a Loan made pursuant to Section 2.01.
“S&P” means Standard & Poor’s Financial Services LLC and any successor to its rating agency business.
“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Borrower or any Subsidiary whereby the Borrower or such Subsidiary sells or transfers such property to any Person and the Borrower or any Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of specially designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the European Union or any EU member state or (b) any Person operating, organized or resident in a country, region or territory that is itself the subject or target of any Sanctions.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“SEC” means the United States Securities and Exchange Commission.
“Second Restatement Agreement” means the Amendment and Restatement Agreement dated as of December 21, 2015, among the Borrower, the Administrative Agent, the Issuing Bank and each Lender party thereto.
“Secured Obligations” has the meaning set forth in the Collateral Agreement.
“Secured Parties” has the meaning set forth in the Collateral Agreement.
“Securities Act” means the United States Securities Act of 1933.

“Security Documents” means the Collateral Agreement, the Foreign Pledge Agreements, if any, the Mortgages, if any, the Control Agreements and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.03 or 5.12 to secure the Secured Obligations.
“SoundExchange” means SoundExchange (or any successor agency) as the principal administrator of the statutory licenses under Sections 112 and 114 of the Digital Millennium Copyright Act of 1998.
“Specified Intercompany Indebtedness” means Indebtedness owing by any Subsidiary that is not a Loan Party to any Loan Party, provided that (a) such Indebtedness arises solely as a result of obligations of such Subsidiary in respect of (i) purchases, licenses and research and development cost sharing, in each case in respect of Intellectual Property, and (ii) shared services and overhead allocations and (b) no cash, cash equivalents or other assets (other than the rights in respect of Intellectual Property referred to in clause (a) above and the provision of shared services and other services giving rise to overhead allocations referred to in clause (a) above) shall have been transferred, directly or indirectly, by any Loan Party to such Subsidiary in connection with such Indebtedness.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subordinated Indebtedness” means the Permitted Subordinated Notes and any Refinancing Indebtedness in respect thereof.
“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.
“Subsidiary Loan Party” means each Subsidiary that is a party to the Collateral Agreement.
“Supermajority Lenders” means, at any time, Lenders having Revolving Exposures and unused Commitments representing more than 66% of the sum of the Aggregate Revolving Exposure and unused Commitments at such time.
“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“U.S. dollars” or “$” refers to lawful money of the United States of America
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Certificate” has the meaning set forth in Section 2.16(f)(ii)(D)(2).
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“wholly-owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned subsidiary of such Person or any combination thereof.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party or the Administrative Agent.
SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Revolving Loans and Revolving Borrowings may be classified and referred to by Type (e.g., a “Eurocurrency Revolving Loan” or an “ABR Revolving Borrowing”).
SECTION 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.
SECTION 1.04.    Accounting Terms; GAAP; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that (i) if the Borrower, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the Original Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to the Borrower, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (A) without giving effect to any election under Accounting Standards Codification 825, Financial Instruments (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein, (B) without giving effect to any change to GAAP occurring after the Original Effective Date as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update (proposed ASU) No. 2013-270: Leases (Topic 842), issued by the Financial Accounting Standards Board on May 16, 2013, a revision of the 2010 Proposed FASB Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or such similar arrangement) was not required to be so treated under GAAP as in effect on the Original Effective Date and (C) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20, Debt with Conversion and Other Options (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
(b)    All pro forma computations required to be made hereunder giving effect to any transaction shall be calculated after giving pro forma effect thereto (and, in the case of any pro forma computations made hereunder to determine whether such transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the consolidated financial statements referred to in Section 3.04(a)), all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 12 months).
SECTION 1.05.    Senior Indebtedness. In the event that any Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, such Loan Party shall take all such actions as shall be necessary to cause the Loan Document Obligations to constitute “senior indebtedness” and “designated senior indebtedness” (however denominated) in respect of such Subordinated Indebtedness and to enable the Lenders, or an agent on their behalf, to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.
SECTION 1.06.    Excluded Swap Obligations. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, no Guarantee by any Loan Party under any Loan Document shall include a Guarantee of any Secured Obligation that, as to such Loan Party, is an Excluded Swap Obligation, and no Collateral provided by any Loan Party shall secure any Secured Obligation that, as to such Loan Party, is an Excluded Swap Obligation. In the event that any payment is made by, or any collection is realized from, any Loan Party as to which any Secured Obligations are Excluded Swap Obligations, or from any Collateral provided by such Loan Party, the proceeds thereof shall be applied to pay the Secured Obligations of such Loan Party as otherwise provided herein without giving effect to such Excluded Swap Obligations and each reference in this Agreement or any other Loan Document to the ratable application of such amounts as among the Secured Obligations or any specified portion of the Secured Obligations that would otherwise include such Excluded Swap Obligations shall be deemed so to provide.

ARTICLE I

The Credits
SECTION 2.01.    Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans in U.S. dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Exposure exceeding such Lender’s Commitment or (b) the Aggregate Revolving Exposure exceeding the lesser of (i) the Aggregate Commitment and (ii) the Borrowing Base then in effect. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
SECTION 2.02.    Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Revolving Borrowing consisting of Revolving Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Revolving Loans as required.
(b)    Subject to Section 2.13, each Revolving Borrowing shall be comprised entirely of ABR Revolving Loans or Eurocurrency Revolving Loans as the

Borrower may request in accordance herewith; provided that all Revolving Borrowings made on the Original Effective Date must be made as ABR Revolving Borrowings unless the Borrower shall have given the notice required for a Eurocurrency Revolving Borrowing under Section 2.03 and provided an indemnity letter, in form and substance reasonably satisfactory to the Administrative Agent, extending the benefits of Section 2.15 to Lenders in respect of such Borrowings. Each Protective Advance shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that a Eurocurrency Revolving Borrowing that results from a continuation of an outstanding Eurocurrency Revolving Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount (i) that is equal to the entire unused balance of the Aggregate Commitment, (ii) that is required to finance the repayment of a Protective Advance as contemplated by Section 2.04(a) or (iii) that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f). Revolving Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 (or such greater number as may be agreed to by the Administrative Agent) Eurocurrency Revolving Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue, any Eurocurrency Revolving Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03.    Requests for Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Revolving Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing (or, in the case of any Eurocurrency Revolving Borrowing to be made on the Original Effective Date, such shorter period of time as may be agreed to by the Administrative Agent) or (b) in the case of an ABR Revolving Borrowing, not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing (which shall be a Business Day). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of an executed written Borrowing Request or by electronic transmission to the Administrative Agent of a Borrowing Request in accordance with Section 9.01(b). Each such telephonic and confirmatory Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)    the aggregate amount of such Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Revolving Borrowing or a Eurocurrency Revolving Borrowing;
(iv)    in the case of a Eurocurrency Revolving Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of the account of the Borrower to which funds are to be disbursed or, in the case of any ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Revolving Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.
SECTION 2.04.    Protective Advances. (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time during the Availability Period, in the Administrative Agent’s Permitted Discretion (but without any obligation), to make Loans to the Borrower, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Loan Document Obligations or (iii) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any such Loans being referred to herein as “Protective Advances”); provided that, no Protective Advance shall be made if after giving effect thereto (A) the Aggregate Revolving Exposures would exceed the Aggregate Commitment or (B) the aggregate principal amount of the outstanding Protective Advances would exceed 10% of the Aggregate Commitment in effect at the time of the making of such Protective Advance. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall constitute Loan Document Obligations hereunder and shall be Guaranteed and secured as provided in the Security Documents. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s Receipt thereof. The Administrative Agent may at any time (i) subject to the limitations set forth in

Section 2.01 and to the satisfaction of the conditions set forth in Section 4.02, request, on behalf of the Borrower, the Lenders to make ABR Revolving Loans to repay any Protective Advance or (ii) require the Lenders to acquire participations in any Protective Advance as provided in paragraph (b) of this Section.
(b)    The Administrative Agent may by notice given not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Protective Advances outstanding. Such notice shall specify the aggregate amount of Protective Advances in which the Lenders will be required to participate and each Lender’s Applicable Percentage of such Protective Advances. Each Lender hereby absolutely and unconditionally agrees to pay, upon receipt of notice as provided above, to the Administrative Agent such Lender’s Applicable Percentage of such Protective Advances. Each Lender acknowledges and agrees that its obligation to acquire participations in Protective Advances pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including nonsatisfaction of any of the conditions precedent set forth in Section 4.02, the occurrence and continuance of a Default or any reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph). Any amounts received by the Administrative Agent from the Borrower (or other Person on behalf of the Borrower) in respect of a Protective Advance after receipt by the Administrative Agent of the proceeds of a sale of participations therein shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph to the extent of their interests therein; provided that any such payment so remitted shall be repaid to the Administrative Agent if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Protective Advance pursuant to this paragraph shall not constitute a Loan and shall not relieve the Borrower of its obligation to repay such Protective Advance.
SECTION 2.05.    Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, denominated in U.S. dollars and in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. Notwithstanding anything contained in any letter of credit application furnished to any Issuing Bank in connection with the issuance of any Letter of Credit, (i) all provisions of such letter of credit application purporting to grant liens in favor of the Issuing Bank to secure obligations in respect of such Letter of Credit shall be disregarded, it being agreed that such obligations shall be secured to the extent provided in this Agreement and in the Security Documents, and (ii) in the event of any inconsistency between the terms and conditions of such letter of credit application and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit (other than an automatic renewal permitted pursuant to paragraph (c) of this Section), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent, prior to 2:00 p.m., New York City time, at least three Business Days prior to (or such later time as is reasonably acceptable to the applicable Issuing Bank in advance of) the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any such request. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon each issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure will not exceed $15,000,000 and (ii) the Aggregate Revolving Exposure will not exceed the lesser of (A) the Aggregate Commitment and (B) the Borrowing Base then in effect. Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (l) of this Section.
(c)    Expiration Date. Each Letter of Credit shall by its terms expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the Borrower and the applicable Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date set forth in clause (ii) above), subject to a right on the part of such Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal.
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or any Lender, the Issuing Bank that is the issuer thereof hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank under such Letter of Credit and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Commitments or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower deemed made pursuant to Section 4.02, unless, at least one Business Day prior to the time such Letter of Credit is issued, amended, renewed or extended (or, in the case of an automatic renewal permitted pursuant to paragraph (c) of this Section, at least one Business Day prior to the time by which the election not to extend must be made by the applicable Issuing Bank), the Required Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Letter of Credit were then issued, amended, renewed or extended (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, no Issuing Bank shall have any obligation to issue, amend, renew or extend any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).
(e)    Disbursements. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it and shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by hand delivery or facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)    Reimbursements. If an Issuing Bank shall make an LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than (i) if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on any Business Day, then 3:00 p.m., New York City time, on such Business Day or (ii) otherwise, 3:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that the

Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to reimburse any LC Disbursement by the time specified above, the Administrative Agent shall notify each Lender of such failure, the payment then due from the Borrower in respect of the applicable LC Disbursement and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the amount then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for an LC Disbursement (other than the funding of an ABR Revolving Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(g)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section is absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Commitments or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other act, failure to act or other event or circumstance; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (with such absence to be presumed unless otherwise determined by a court of competent jurisdiction in a final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(h)    Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement in full, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.
(i)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks and the Lenders, an amount in cash equal to 103% of the LC Exposure as of such date; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.10(b) or 2.19, and any such cash collateral (but not in excess of 100% of the LC Exposure) so deposited and held by the Administrative Agent hereunder shall constitute part of the Borrowing Base for purposes of determining compliance with Section 2.10(b). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and in the Permitted Discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall, notwithstanding anything to the contrary in the Security Documents, be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to, in the case of any such application at a time when any Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within one Business Day after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.10(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Aggregate Revolving Exposure would not exceed the lesser of the Aggregate Commitment and the Borrowing Base then in effect and no Event of Default shall have occurred and be continuing.
(j)    Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower, the Administrative Agent and such designated Lender and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an issuer of Letters of Credit hereunder.
(k)    Termination of an Issuing Bank. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.11(b). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.
(l)    Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.
(m)    LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases (other than any such increase consisting of the reinstatement of an amount previously drawn thereunder and reimbursed) whether or not such maximum stated amount is in effect at the time of determination.
SECTION 2.06.    Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, (or, in the case of an ABR Revolving Borrowing made on the same day as the date of the Borrowing Request therefor, 2:30 p.m., New York City time) to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Protective Advances shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to an account of the Borrower; provided that (i) the proceeds of ABR Revolving Loans made to finance (A) the repayment of a Protective Advance as provided in Section 2.04(a) shall be applied by the Administrative Agent for such purpose and (B) the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative

Agent to the Issuing Bank specified by the Borrower in the applicable Borrowing Request and (ii) the proceeds of any Protective Advance shall be retained by the Administrative Agent and applied, on behalf of the Borrower, for the purposes for which such Protective Advance shall have been made.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Revolving Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Revolving Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to the other Loans included in such Revolving Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Revolving Borrowing. Any such payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
SECTION 2.07.    Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower may elect to convert such Revolving Borrowing to a Revolving Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Revolving Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Revolving Loans comprising such Borrowing, and the Revolving Loans comprising each such portion shall be considered a separate Revolving Borrowing. This Section shall not apply to Protective Advances, which may not be converted or continued.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of an executed written Interest Election Request or by electronic transmission to the Administrative Agent of an Interest Election Request in accordance with Section 9.01(b). Each telephonic and confirmatory Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Revolving Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Revolving Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Revolving Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Revolving Borrowing is to be an ABR Revolving Borrowing or a Eurocurrency Revolving Borrowing; and
(iv)    if the resulting Revolving Borrowing is to be a Eurocurrency Revolving Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurocurrency Revolving Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(c)    Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Revolving Borrowing.
(d)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Revolving Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing with respect to the Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the direction of the Required Lenders, has notified the Borrower of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurocurrency Revolving Borrowing and (ii) unless repaid, each Eurocurrency Revolving Borrowing shall be converted to an ABR Revolving Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08.    Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall automatically terminate on the Maturity Date.
(b)    The Borrower may at any time terminate, or from time to time permanently reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Aggregate Revolving Exposure would exceed the Aggregate Commitment.
(c)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least two Business Days prior to the effective date of such termination or reduction, specifying the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Commitments under paragraph (b) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
SECTION 2.09.    Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date and (ii) to the Administrative Agent the then unpaid principal amount of each Protective Advance on the earlier of the Maturity Date, the 30th day after such Protective Advance is made and the date on which payment shall be demanded by the Administrative Agent.
(b)    The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrower in respect of the Loans, LC Disbursements, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.
(c)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
(d)    Upon the commencement and during the continuance of a Cash Dominion Period, (i) the Administrative Agent shall instruct each depositary bank party to any Control Agreement to transfer on each Business Day (or with such other frequency as shall be specified by the Administrative Agent) to the account of the Administrative Agent specified by it (the “Cash Dominion Account”) all funds then on deposit in the deposit account or deposit accounts subject to such Control Agreement, other than any funds held in the Administrative Agent Controlled Account; provided that the Administrative Agent shall not be required to give such instructions with respect to one or more of such deposit accounts if, and to the extent that, the Administrative Agent shall have determined that the aggregate amount of funds that would otherwise be required to be transferred pursuant to instructions given in accordance with this clause (i) on any Business Day would exceed the aggregate principal amount of Loans and LC Exposure (other than LC Exposure that shall have been theretofore cash collateralized in accordance with Section 2.05(i)) outstanding on such Business Day; and (ii) on each Business Day immediately following the day of receipt by the Administrative Agent of any funds pursuant to a transfer referred to in clause (i) above, shall apply the amounts so received first, to prepay Protective Advances, second, to prepay Revolving Loans and, third, to cash collateralize outstanding LC Exposure in accordance with Section 2.05(i) and, following such application thereof, shall remit the remaining funds, if any, to the Borrower; provided that upon the occurrence and during the continuance of an Event of Default, at the Administrative Agent’s election, such funds may be applied as provided in the Collateral Agreement (and, pending such application, may be held as cash collateral). The Borrower hereby directs the Administrative Agent to apply its funds as so specified and authorizes the Administrative Agent to determine the order of application of such funds as among the individual Borrowings and LC Exposures of the Borrower. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in such Borrowing.
SECTION 2.10.    Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.
(b)    In the event and on each occasion that the Aggregate Revolving Exposure exceeds the lesser of (i) the sum of (A) the Borrowing Base then in effect and (B) the Protective Advance Exposure and (ii) the Aggregate Commitment, the Borrower shall prepay Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent in accordance with Section 2.05(i)) in an aggregate amount sufficient to eliminate such excess. Notwithstanding the foregoing, in the case of any prepayment required to be made pursuant to this paragraph due to the Borrowing Base in effect at any time, as a result of any modification thereto made by the Administrative Agent as permitted hereunder, being less than the amount set forth as the “Borrowing Base” in the Borrowing Base Form most recently delivered by the Borrower prior to such time in accordance with Section 4.01(m) or 5.01(f) (other than as a result of the Borrower failing to deliver any Borrowing Base Form as required under Section 5.01(f)), the Borrower shall not be required to make any prepayment pursuant to this paragraph until the third Business Day after the date of notice of such modification to the Borrower by the Administrative Agent.
(c)    Prior to any optional or mandatory prepayment of Borrowings under this Section, the Borrower shall specify the Borrowing or Borrowings to be prepaid in the notice of such prepayment delivered pursuant to paragraph (d) of this Section.
(d)    The Borrower shall notify the Administrative Agent by telephone (confirmed by hand delivery, facsimile or electronic transmission in accordance with Section 9.01(b)) of any optional prepayment and, to the extent practicable, any mandatory prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 1:00 p.m., New York City time, on the date of prepayment (which shall be a Business Day) or (iii) in the case of prepayment of a Protective Advance, not later than 1:00 p.m., New York City time, on the date of prepayment (which shall be a Business Day). Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice (other than a notice relating solely to Protective Advances), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in such Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.
SECTION 2.11.    Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at 0.375% per annum on the daily unused amount of the Commitment of such Lender during the period from and including the Original Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the first Business Day following the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Original Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Commitment of a Lender shall be deemed to be used to the extent of the outstanding

Revolving Loans and LC Exposure of such Lender (and the Protective Advance Exposure of such Lender shall be disregarded for such purpose).
(b)    The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Original Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at a rate of 0.125% per annum on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Original Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Original Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances absent manifest error.
SECTION 2.12.    Interest. (a) The Loans comprising each ABR Borrowing (including each Protective Advance) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section  shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion or continuation of a Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion or continuation.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.13.    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
(b)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurocurrency Borrowing for such Interest Period;
then the Administrative Agent shall give notice (which may be telephonic, by facsimile or by electronic transmission) thereof to the Borrower and the Lenders as promptly as practicable and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective, and such Borrowing shall be continued as an ABR Borrowing, and (ii) any Borrowing Request for a Eurocurrency Borrowing shall be treated as a request for an ABR Borrowing. Notwithstanding anything herein to the contrary, the Borrower may rescind a request for a Eurocurrency Revolving Borrowing by giving notice to the Administrative Agent of such rescission (which may be telephonic, by facsimile or by electronic transmission) on the same day that it receives notice of an event described in paragraphs (a) or (b) of this Section 2.13.
SECTION 2.14.    Increased Costs. (a) If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or Issuing Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate);
(ii)    impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (a), (b), (d) or (e) of the definition of the term “Excluded Taxes” and (C) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes)) on its loans, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any Loan), to increase the cost to such Lender, Issuing Bank or other Recipient of participating in, issuing or maintaining any Letter of Credit or Protective Advance (or of maintaining its obligation to participate in or to issue any Letter of Credit or Protective Advance) or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or otherwise) in respect of the Loans or Letters of Credit issued, maintained or participated in by it, then, from time to time upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered.
(b)    If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by, or participations in Letters of Credit or Protective Advances held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.15.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto, (d) the failure to prepay any Eurocurrency Loan on a date specified therefor in any notice of prepayment given by the Borrower (whether or not such notice may be revoked in accordance with the terms hereof) or (e) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender delivered to the Borrower and setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.16.    Taxes. (a) Withholding of Taxes; Gross-Up. Each payment by a Loan Party under this Agreement or any other Loan Document, whether to the Administrative Agent or any Lender or Issuing Bank (each of the foregoing being referred to as a “Recipient”), shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.
(b)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Evidence of Payment. As soon as practicable after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with this Agreement (including amounts paid or payable under this paragraph) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Loan Parties shall not be obligated to indemnify any Recipient pursuant to this Section 2.16(d) for penalties, interest or other liabilities attributable to any Indemnified Taxes to the extent such penalties, interest or other liabilities (i) have accrued after the Loan Parties made indemnity payments or paid additional amounts with respect to such Indemnified Taxes pursuant to this Section 2.16 or (ii) are attributable to (A) the failure of the Recipient to make written demand for such Indemnified Taxes within 30 days from the date on which such Recipient knew of the imposition of such

Indemnified Taxes by the relevant Governmental Authority or (B) the gross negligence or willful misconduct of such Recipient, as determined by a court of competent jurisdiction in a final non-appealable judgment. For the avoidance of doubt, if a Recipient is a partnership for U.S. federal income tax purposes, the Loan Parties shall not be required to indemnify such Recipient for Taxes that such Recipient is required to withhold with respect to its partners. The indemnity under this paragraph shall be paid within 30 days after the Recipient delivers to any Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify (i) the Administrative Agent for (x) any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) and (y) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (ii) the Loan Parties for any Excluded Taxes, in each case attributable to such Lender that are paid or payable by the Administrative Agent or the applicable Loan Party (as applicable) in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this paragraph shall be paid within 10 days after the Administrative Agent or the applicable Loan Party (as applicable) delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent or the applicable Loan Party (as applicable). Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (A) through (E) of paragraph (f)(ii) and paragraph (f)(iii) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.16(f). If any form or certification previously delivered pursuant to this Section 2.16(f) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.
(ii)    Without limiting the generality of the foregoing, each Lender shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as is reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:
(A)    in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States of America is a party (1) with respect to payments of interest under this Agreement, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(C)    in the case of a Foreign Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States of America, IRS Form W-8ECI;
(D)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, both (1) IRS Form W‑8BEN or IRS Form W-8BEN-E, as applicable, and (2) a certificate substantially in the form of Exhibit I-1, Exhibit I-2, Exhibit I-3 or Exhibit I-4 (each, a “U.S. Tax Certificate”), as applicable, to the effect that such Lender is not (w) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (x) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (y) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (z) conducting a trade or business in the United States of America with which the relevant interest payments are effectively connected;
(E)    in the case of a Foreign Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender), (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided that if such Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or
(F)    any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax, together with such supplementary documentation as shall be necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.
(iii)    If a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(f)(iii), the term “FATCA” shall include any amendments made to FATCA after the Original Effective Date.
(g)    Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid pursuant to this Section), such Recipient shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such Recipient, shall repay to such Recipient the amount paid by such Recipient pursuant to the prior sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will any Recipient be required to pay any amount to any indemnifying party pursuant to this paragraph if such payment would place such Recipient in a less favorable position (on a net after-Tax basis) than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any Recipient to make available its

Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Issuing Bank. For purposes of Sections 2.16(e) and 2.16(f), the term “Lender” shall include each Issuing Bank and the term “applicable law” includes FATCA.
SECTION 2.17.    Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments required to be made directly to any Issuing Bank shall be so made, payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in U.S. dollars.
(b)    Subject to the provisions of the Collateral Agreement, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties.
(c)    At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including all reimbursement for costs, fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder, whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this paragraph, or, with the consent of the Borrower (unless an Event of Default shall have occurred and be continuing or a Cash Dominion Period shall be in effect), may be deducted from any deposit account of the Borrower maintained with the Administrative Agent. The Borrower hereby irrevocably authorizes (i) the Lenders and the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, LC Disbursement, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses pursuant to Section 9.03) and that all such Borrowings shall be deemed to have been requested and made pursuant to Section 2.03 or 2.04, as applicable, and (ii) if an Event of Default shall have occurred and be continuing or if a Cash Dominion Period shall be in effect, the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, LC Disbursement, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.
(d)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Protective Advances resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Protective Advances and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Protective Advances of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Revolving Loans and participations in LC Disbursements and Protective Advances; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Protective Advances to any Person that is an Eligible Assignee (as such term is defined from time to time). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(e)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(f)    If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent or Issuing Bank, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to Sections 2.04(b), 2.05(d), 2.05(e), 2.06(b), 2.16(e), 2.17(e) and 9.03(c), in each case in such order as shall be determined by the Administrative Agent in its discretion.
SECTION 2.18.    Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with its internal policies or otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.
(b)    If (i) any Lender requests compensation under Section 2.14, (ii) the Borrower is required to pay any additional amount or indemnification payment to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender has become a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders) and with respect to which the Required Lenders shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or 2.16) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent and each Issuing Bank, which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Protective Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments and (D) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.
SECTION 2.19.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    commitment fees shall cease to accrue on the unused amount of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);
(b)    the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;
(c)    if any Protective Advance Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)    the Protective Advance Exposure (other than any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.04(b)) and LC Exposure (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.05(d) and 2.05(f)) of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that the sum of all Non-Defaulting Lenders’ Revolving Exposures after giving effect to such reallocation would not exceed the sum of all Non-Defaulting Lenders’ Commitments;

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (A) first, prepay the portion of such Defaulting Lender’s Protective Advance Exposure (other than any portion thereof referred to in the parenthetical in such clause (i)) that has not been reallocated and (B) second, cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure (other than any portion thereof referred to in the parenthetical in such clause (i)) that has not been reallocated in accordance with the procedures set forth in Section 2.05(i) for so long as such LC Exposure is outstanding;
(iii)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)    if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.11(a) and 2.11(b) shall be adjusted to give effect to such reallocation; and
(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(d)    so long as such Lender is a Defaulting Lender, (i) no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be fully covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral provided by the Borrower in accordance with Section 2.19(c), and (ii) participating interests in any newly made Protective Advance and in any such issued, amended, reviewed or extended Letter of Credit will be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein).
In the event that (x) a Bankruptcy Event with respect to a Revolving Lender Parent shall have occurred following the Original Effective Date and for so long as such Bankruptcy Event shall continue or (y) any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Borrower or such Lender satisfactory to such Issuing Bank to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Borrower and each Issuing Bank each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Protective Advance Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
SECTION 2.20.    Incremental Commitments. (a) The Borrower may on one or more occasions, by written notice to the Administrative Agent (which shall promptly deliver a copy thereof to each Lender), request the establishment of Incremental Commitments, provided that the aggregate amount of all the Incremental Commitments established after the Restatement Effective Date under this Section 2.20 shall not exceed $20,000,000 (it being understood, for the avoidance of doubt, that the additional Commitments established on the Restatement Effective Date are not Incremental Commitments and the Second Restatement Agreement is not an Incremental Facility Agreement). Each such notice shall specify (i) the date on which the Borrower proposes that the Incremental Commitments shall be effective, which shall be a date not less than 15 days after the date on which such notice is delivered to the Administrative Agent, and (ii) the amount of the Incremental Commitments being requested, and shall offer to each Non-Defaulting Lender the opportunity to provide a portion of the amount of the Incremental Commitments being requested equal to its Applicable Percentage (calculated disregarding the Commitments of Defaulting Lenders, if any) thereof. Each Lender shall, by notice to the Borrower and the Administrative Agent given not more than seven days after the date on which the Administrative Agent shall have delivered the Borrower’s notice, either agree to provide all or a portion of its Applicable Percentage (as so calculated) of the amount of the Incremental Commitments being requested or decline to do so (and any Lender that does not deliver such notice within such period of seven days shall be deemed to have declined to do so). If, on the seventh day after the Administrative Agent shall have delivered the Borrower’s notice, the Lenders shall have agreed pursuant to the preceding sentence to provide Incremental Commitments in an aggregate amount less than the amount of the Incremental Commitments being requested, the Borrower may arrange for one or more banks or other financial institutions, which may include any Lender, to provide Incremental Commitments in an aggregate amount equal to the amount of such deficiency; provided that any Person that the Borrower proposes to become an Incremental Lender, if such Person is not then a Lender, must be an Eligible Assignee and must be reasonably acceptable to the Administrative Agent and each Issuing Bank.
(b)    The terms and conditions of any Incremental Commitment and Loans and other extensions of credit to be made thereunder shall be identical to those of the Commitments and Loans and other extensions of credit made hereunder, it being agreed, however, that in connection with the effectiveness of any Incremental Commitment, subject to the consent of the Borrower, this Agreement may be modified to increase (but not decrease) the Applicable Rate and fees payable for the account of the Lenders pursuant to Section 2.11, so long as such increase is effective for the benefit of all the Lenders hereunder on equal terms.
(c)    The Incremental Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Borrower, each Incremental Lender providing such Incremental Commitments and the Administrative Agent; provided that no Incremental Commitments shall become effective unless (i) no Default or Event of Default shall have occurred and be continuing on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Commitments and the making of Loans and issuance of Letters of Credit thereunder to be made on such date, (ii) the Borrower shall have delivered to the Administrative Agent a certificate of the chief executive officer or the chief financial officer of the Borrower, dated as of the date of effectiveness thereof, certifying that the representations and warranties of each Loan Party set forth in the Loan Documents are true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall have been so true and correct on and as of such prior date, (iii) the Borrower shall make any payments required to be made pursuant to Section 2.15 in connection with such Incremental Commitments and the related transactions under this Section 2.20 and (iv) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction. Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section (including any increase referred to in paragraph (b) above).
(d)    Upon the effectiveness of an Incremental Commitment of any Incremental Lender, (i) such Incremental Lender, if not already a Lender, shall be deemed to be a “Lender” hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders hereunder and under the other Loan Documents, (ii) such Incremental Commitment shall constitute (or, in the event such Incremental Lender already has a Commitment, shall increase) the Commitment of such Incremental Lender and (B) the Aggregate Commitment shall be increased by the amount of such Incremental Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Commitment”. For the avoidance of doubt, upon the effectiveness of any Incremental Commitment, the Revolving Exposure of the Incremental Lender holding such Commitment, and the Applicable Percentage of all the Lenders, shall automatically be adjusted to give effect thereto.

(e)    On the date of effectiveness of any Incremental Commitments, each Lender shall assign to each Incremental Lender holding such Incremental Commitment, and each such Incremental Lender shall purchase from each Lender, at the principal amount thereof (together with accrued interest), such interests in the Loans and participations in Letters of Credit and Protective Advances outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Loans and participations in Letters of Credit and Protective Advances will be held by all the Lenders (including such Incremental Lenders) ratably in accordance with their Applicable Percentages after giving effect to the effectiveness of such Incremental Commitment. The Administrative Agent shall notify the Lenders promptly of the effectiveness of any Incremental Commitments, advising the Lenders of the details thereof and of the Applicable Percentages of the Lenders after giving effect thereto and of the assignments required to be made pursuant to this paragraph.
ARTICLE II

Representations and Warranties
The Borrower represents and warrants to the Lenders that:
SECTION 3.01.    Organization; Powers. Each of the Borrower and each other Loan Party is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as currently conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required.
SECTION 3.02.    Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action and, if required, stockholder or other equityholder action of each Loan Party. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, concepts of reasonableness, and general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03.    Governmental Approvals; Absence of Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, except (i) such as have been obtained or made and are (or will so be) in full force and effect and (ii) filings necessary to perfect Liens created under the Loan Documents, (b) will not, except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material

Adverse Effect, violate any applicable law, including any order of any Governmental Authority, (c) will not violate the charter, by-laws or other organizational documents of the Borrower or any Subsidiary, (d) will not, except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, violate or result (alone or with notice or lapse of time, or both) in a default under any indenture or other agreement or instrument binding upon the Borrower or any Subsidiary or any of their assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower or any Subsidiary, or give rise to a right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation thereunder, and (e) except for Liens created under the Loan Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary.
SECTION 3.04.    Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its balance sheet and statements of operations, stockholders’ equity and cash flows as of and for the fiscal year ended January 31, 2011, audited by and accompanied by the opinion of Ernst & Young LLP, independent registered public accounting firm. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and, where applicable, its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.
(b)    Since January 31, 2011, there has been no event or condition that has had, and no event or condition (other than any potential increase in the royalty rates payable by the Borrower or any Subsidiary to ASCAP or SoundExchange, or the commencement or any development in any suit, claim or proceeding relating thereto (it being understood that any increase in such royalty rates actually paid or payable by the Borrower or any Subsidiary shall not be excluded pursuant to this parenthetical clause)) that could reasonably be expected to result, in a material adverse change in the business, assets, operations or financial condition of the Borrower and the Subsidiaries, taken as a whole.
(c)    Except as set forth on Schedule 3.04, from the date of the audited balance sheet of the Borrower referred to in Section 3.04(a) through the Original Effective Date, the Borrower and each Subsidiary has conducted its business in the ordinary course of business consistent with past practices.
SECTION 3.05.    Properties. (a) Each of the Borrower and the other Loan Parties has good title to, or valid leasehold interests in, all its property material to its business (including its Mortgaged Properties, if any), except for Permitted Encumbrances and other defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(b)    Except as set forth in Schedule 3.05B, each of the Borrower and the other Loan Parties owns, or is licensed to use, all patents, trademarks, copyrights, licenses, technology, software, domain names and other Intellectual Property that is necessary for the conduct of its business and without conflict with the rights of any other Person, except to the extent any such failure to own or license or any such conflict, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No patents, trademarks, copyrights, licenses, technology, software, domain names or other Intellectual Property used by the Borrower or any other Loan Party in the operation of its business infringes upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim or litigation regarding any patents, trademarks, copyrights, licenses, technology, software, domain names or other intellectual property owned or used by the Borrower or any other Loan Party is pending or, to the knowledge of the Borrower or any other Loan Party, threatened against the Borrower or any other Loan Party that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
(c)    As of the Restatement Effective Date, no real property owned or held by the Borrower or any Subsidiary constitutes a Mortgaged Property.
SECTION 3.06.    Litigation and Environmental Matters. (a) Except as set forth in Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower or any Subsidiary, threatened against or affecting the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.
(b)    Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
SECTION 3.07.    Compliance with Laws and Agreements. The Borrower and each Subsidiary is in compliance with all laws, including all orders of Governmental Authorities, applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
SECTION 3.08.     Investment Company Status. Neither the Borrower nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.09.    Taxes. Except as set forth on Schedule 3.09, the Borrower and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except where (a)(i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Borrower or such Subsidiary, as applicable, has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10.    ERISA. No ERISA Events have occurred or are reasonably expected to occur that could, in the aggregate, reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date or dates of the most recent financial statements reflecting such amounts, exceed by an amount that could reasonably be expected to result in a Material Adverse Effect the fair value of the assets of all such underfunded Plans.
SECTION 3.11.    Subsidiaries and Joint Ventures; Ownership by the Permitted Holders; Disqualified Equity Interests. (a) Schedule 3.11A sets forth, as of the Restatement Effective Date, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the Borrower or any Subsidiary in, (a) each Subsidiary and (b) each joint venture in which the Borrower or any Subsidiary owns any Equity Interests. Except as set forth on Schedule 3.11A, the Equity Interests in each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 3.11A, as of the Restatement Effective Date, there is no existing option, warrant, call, right, commitment or other agreement to which the Borrower or any Subsidiary is a party requiring, and there are no Equity Interests in any Subsidiary outstanding that upon exercise, conversion or exchange would require, the issuance by any Subsidiary to any Person other than the Borrower or a Subsidiary of any additional Equity Interests or other securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in any Subsidiary.
(b)    Schedule 3.11B sets forth, as of the Original Effective Date, (i) the percentage of each class of Equity Interests in the Borrower owned by the Permitted Holders and (ii) all outstanding Disqualified Equity Interests, if any, in the Borrower or any Subsidiary, including the number, date of issuance and the record holders of such Disqualified Equity Interests.
SECTION 3.12.    Insurance. Schedule 3.12 sets forth a description of all insurance maintained by or on behalf of the Borrower and the Subsidiaries as of the Original Effective Date.

SECTION 3.13.    Solvency. On the Restatement Effective Date, immediately after the making of each Loan, if any, to be made on the Restatement Effective Date, and the application of the proceeds thereof, and, to the extent applicable, giving effect to the rights of subrogation and contribution under the Collateral Agreement, (a) the fair value of the assets of the Loan Parties, on a consolidated basis, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of the Loan Parties, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Loan Parties, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Loan Parties, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged, as such business is conducted at the time of and is proposed to be conducted following the making of such Loan.
SECTION 3.14.    Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any Subsidiary is subject and all other matters that, in each case, are known to the Borrower as of the Restatement Effective Date and that, as of such date, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent, the Arrangers or any Lender in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder (as modified or supplemented by other information so furnished), taken as a whole, contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to forecasts or projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time so furnished (it being understood that such forecasts and projections may vary from actual results and that such variances may be material).
SECTION 3.15.    Collateral Matters. (a) The Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02.
(b)    Each Mortgage, if any, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior in right to any other Person, but subject to Liens permitted under Section 6.02 (including Permitted Encumbrances).
(c)    Each Security Document, other than any Security Document referred to in the preceding paragraphs of this Section, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, and will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02.
SECTION 3.16.    Federal Reserve Regulations. Neither the Borrower nor any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that entails a violation (including on the part of any Lender) of any of the regulations of the Board of Governors, including Regulations U and X. Not more than 25% of the value of the assets subject to any restrictions on the sale, pledge or other disposition of assets under this Agreement, any other Loan Document or any other agreement to which any Lender or Affiliate of a Lender is party will at any time be represented by margin stock.
SECTION 3.17.    Anti-Corruption Laws and Sanctions. The Borrower and the Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance by the Borrower, the Subsidiaries and its and their directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions, and the Borrower and the Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower or any Subsidiary, (b) to the knowledge of the Borrower, any director, officer or employee of the Borrower or any Subsidiary or (c) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

ARTICLE III

Conditions
SECTION 4.01.    Original Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder became effective on the Original Effective Date, on which date each of the following conditions was satisfied:
(a)    The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile transmission or electronic transmission of a “pdf” copy of a signature by such party of a counterpart hereof) that such party has signed a counterpart of this Agreement.
(b)    The Administrative Agent shall have received customary written opinions (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Original Effective Date) of Davis Polk & Wardwell LLP and Morris, Nichols, Arsht & Tunnell LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent.
(c)    The Administrative Agent shall have received such customary documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.
(d)    The Administrative Agent shall have received a certificate, dated the Original Effective Date and signed by the chief executive officer or the chief financial officer of the Borrower, confirming compliance with the conditions set forth in the first sentence of paragraph (f) of this Section, the second sentence of paragraph (j) of this Section, paragraph (n) of this Section and paragraphs (a) and (b) of Section 4.02.
(e)    The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Original Effective Date, including, to the extent invoiced at least one Business Day prior to the Original Effective Date, payment or reimbursement of all fees and expenses (including fees, charges and disbursements of counsel) required to be paid or reimbursed by any Loan Party under the Engagement Letter or any Loan Document.
(f)    The Collateral and Guarantee Requirement shall have been satisfied. The Administrative Agent shall have received a completed Perfection Certificate, dated the Original Effective Date and signed by an executive officer or a Financial

Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted under Section 6.02 or have been, or substantially contemporaneously with the initial funding of Loans on the Original Effective Date will be, released.
(g)    The Administrative Agent shall have received evidence that the insurance required by Section 5.08 is in effect, together with endorsements naming the Administrative Agent, for the benefit of the Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.08.
(h)    The Administrative Agent shall have received (i) the quarterly financial projections for the Borrower and its consolidated Subsidiaries for the 12 months following the Original Effective Date and (ii) the annual financial projections for the Borrower and its consolidated Subsidiaries for the years 2012 and 2013.
(i)    The Lenders shall have received the financial statements, opinions and certificates referred to in Section 3.04.
(j)    Prior to or substantially contemporaneously with the initial funding of Loans on the Original Effective Date, all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Credit Agreement shall have been or shall be paid in full, the commitments thereunder shall have been or shall be terminated and all guarantees and Liens existing in connection therewith shall have been or shall be discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof (collectively, the “Existing Debt Repayment”). Immediately after giving effect to the Transactions, neither the Borrower nor any Subsidiary shall have outstanding any shares of preferred stock or other preferred Equity Interests or any Indebtedness, other than (i) Indebtedness incurred under the Loan Documents and (ii) Indebtedness permitted under Section 6.01.
(k)    The Administrative Agent shall have received a certificate, dated the Original Effective Date and signed by the chief financial officer of the Borrower, as to the solvency of the Loan Parties on a consolidated basis after giving effect to the Transactions, in customary form reasonably satisfactory to the Administrative Agent.
(l)    The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
(m)    The Administrative Agent shall have received (i) a completed Borrowing Base Certificate, which shall set forth information required therein as of March 31, 2011 and shall be dated the Original Effective Date and signed by a Financial Officer of the Borrower and (ii) the results of field examinations with respect to the Eligible Accounts of the Loan Parties as of January 31, 2011.
(n)    After giving effect to any Borrowing requested to be made on the Original Effective Date and the other transactions contemplated hereby to occur on such date, the Excess Availability as of the Original Effective Date shall not be less than $10,000,000.
The Administrative Agent has notified the Borrower and the Lenders of the Original Effective Date, and such notice was conclusive and binding; provided, solely with respect to the matters expressly identified in the Post-Closing Letter Agreement, the satisfaction by the Loan Parties of the foregoing conditions was not required on the Original Effective Date, and was not a condition to the obligation of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder, but were required to be accomplished in accordance with the Post-Closing Letter Agreement.
SECTION 4.02.    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any conversion or continuation of any Loan), and of each Issuing Bank to issue, amend to increase the amount thereof, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:
(a)    The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.
(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
(c)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the Aggregate Revolving Exposure shall not exceed the Borrowing Base then in effect.
(d)    In the case of any Borrowing, if (i) after giving effect thereto, the aggregate principal amount of Loans outstanding shall exceed $10,000,000 and (ii) the

Borrowing Base Form most recently delivered by the Borrower pursuant to Section 5.01(f) shall have been a Modified Borrowing Base Certificate, the Administrative Agent shall have received, not later than five Business Days prior to such Borrowing, a completed Borrowing Base Certificate, calculating, setting forth and certifying the Borrowing Base, Excess Availability, Agency Exposure Information, Liquidity and the aggregate amount of Designated Secured Other Obligations as of the close of business on the last day of the fiscal month for which a Borrowing Base Form shall have been most recently required to be delivered pursuant to Section 5.01(f).
On the date of any Borrowing (other than a Protective Advance or any conversion or continuation of any Loan) or the issuance, amendment to increase the amount thereof, renewal or extension of any Letter of Credit, the Borrower shall be deemed to have represented and warranted that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied and that, after giving effect to such Borrowing, or such issuance, amendment, renewal or extension of a Letter of Credit, the Aggregate Revolving Exposure (or any component thereof) shall not exceed the maximum amount thereof (or the maximum amount of any such component) specified in Section 2.01, 2.04(a) or 2.05(b).
ARTICLE IV

Affirmative Covenants
Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 5.01.    Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent, on behalf of each Lender:
(a)    within 90 days after the end of each fiscal year of the Borrower (or, so long as the Borrower shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Annual Report on Form 10-K of the Borrower for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its audited consolidated balance sheet and related consolidated statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the prior fiscal year, all audited by and accompanied by the opinion of Ernst & Young LLP or another independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and, except, in the case of any Subsidiary or business acquired by the Borrower and the Subsidiaries, in respect of events prior to the acquisition thereof, without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the end of and for such year in accordance with GAAP;
(b)    within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, so long as the Borrower shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Quarterly Report on Form 10-Q of the Borrower for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its consolidated balance sheet and related consolidated statement of operations as of the end of and for such fiscal quarter and the related consolidated statements of operations and cash flows for the then-elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the prior fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;
(c)    within 30 days after the end of each of the first two fiscal months of each fiscal quarter of the Borrower, its consolidated balance sheet as of the end of such fiscal month and the related consolidated statement of operations for the then elapsed portion of the fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly, in all material respects, the financial position and results of operations of the Borrower and its consolidated Subsidiaries as of the end of such fiscal month and for such portion of the fiscal year in accordance with GAAP, subject to normal year‑end audit adjustments and the absence of a statement of cash flows and of footnotes;
(d)    concurrently with each delivery of financial statements under clause (a) or (b) above, a completed Compliance Certificate signed by a Financial Officer of the Borrower, (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) unless otherwise disclosed in the financial statements delivered pursuant to clause (a) or (b) above, stating whether any change in GAAP or in the application thereof that has, in either case, affected such financial statements has occurred since the date of the consolidated balance sheet of the Borrower most recently theretofore delivered under clause (a) or (b) above (or, prior to the first such delivery, referred to in Section 3.04) and, if any such change has occurred, specifying the effect of such change on the financial statements (including those for the prior periods) accompanying such certificate and, where such change could reasonably be expected to affect in any material respect the calculation of the Borrowing Base, on the calculation of the Borrowing Base, (iii) stating whether any other change in the historical accounting practices, systems or reserves of the Borrower and the Subsidiaries, where such change could reasonably be expected to affect in any material respect the calculation of the Borrowing Base, has occurred and, if any such change has occurred, specifying the effect of such change on the calculations of the Borrowing Base, (iv) certifying that all notices required to be provided under Sections 5.03 and 5.04 have been provided and (v)(A) setting forth the collateral verification information required pursuant to the Compliance Certificate and indicating any changes in such information from the most recent Compliance Certificate delivered pursuant to this clause (d) (or, prior to the first delivery of any such Compliance Certificate, from the Perfection Certificate delivered on the Original Effective Date) or (B) certifying that there has been no change in such information from the most recent Compliance Certificate delivered pursuant to this clause (d) (or, prior to the first delivery of any such Compliance Certificate, from the Perfection Certificate delivered on the Original Effective Date);
(e)    concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that audited such financial statements stating whether it obtained knowledge during the course of its examination of such financial statements of any Default and, in the case it shall have obtained knowledge of any Default, specifying the details thereof (which certificate may be limited to the extent required by accounting rules or guidelines);
(f)    (i) (A) in connection with any Borrowing, if (x) after giving effect thereto the aggregate principal amount of Loans outstanding shall exceed the greater of (1) 16.67% of the Aggregate Commitment and (2) $10,000,000 and (y) the Borrowing Base Form then most recently delivered by the Borrower pursuant to this clause (f) shall have been a Modified Borrowing Base Certificate, a completed Borrowing Base Certificate as contemplated by Section 4.02(d), (B) no later than 20 days following the end of each of the first two months of each fiscal quarter, (x) if the aggregate principal amount of Loans outstanding as of the end of such fiscal month exceeds the greater of (1) 16.67% of the Aggregate Commitment and (2) $10,000,000, a completed Borrowing Base Certificate or (y) otherwise, a completed Modified Borrowing Base Certificate, in each case calculating, setting forth and certifying (if and to the extent required by such Borrowing Base Form) the Borrowing Base, Excess Availability, Agency Exposure Information, Liquidity and the aggregate amount of Designated Secured Other Obligations as of the close of business on the last day of such fiscal month (or such other date as is contemplated by such Borrowing Base Form) and (C) no later than 30 days following the end of the third month of each fiscal quarter, a completed Borrowing Base Certificate, calculating, setting forth and certifying the Borrowing Base, Excess Availability, Agency Exposure Information, Liquidity and the aggregate amount of Designated Secured Other Obligations as of the close of business on the last day of such fiscal month, (ii) if Liquidity shall be less than the greater of (A) 12.5% of the Aggregate Commitment and (B) $7,500,000 for each of three consecutive days, no later than the Friday (or if such Friday is not a Business Day, the next succeeding Business Day) of the next succeeding week following the last day of such three consecutive day period and on each succeeding Friday (or next succeeding Business Day) thereafter until the last day of a 30 consecutive day period in which Liquidity shall have been equal to or greater than the greater of (A) 12.5% of the Aggregate Commitment and (B) $7,500,000 on each such day, a completed Borrowing Base Certificate, calculating, setting forth and certifying the Borrowing Base, Excess Availability, Agency Exposure Information, Liquidity and the aggregate amount of Designated Secured Other Obligations as of Saturday of the immediately preceding week and (iii) if requested by the Administrative Agent or the Required Lenders, at any other time when Loans are outstanding and the Administrative Agent or the Required Lenders reasonably believe that the then most recent Borrowing Base Form is materially inaccurate or fails to reflect material changes in any of the Borrowing Base components (including as a result of any modification thereto pursuant to Section 5.09(b)), as soon as reasonably practicable but in no event later than five Business Days after such request, a completed Borrowing Base Certificate, calculating, setting forth and certifying the Borrowing Base, Excess Availability, Agency Exposure Information, Liquidity and the aggregate amount of Designated Secured Other Obligations as of the date so requested, in each case signed on behalf of the Borrower by a Financial Officer and with such supporting documentation and additional reports with respect to the Borrowing Base, Excess Availability, Agency Exposure Information, Liquidity and such Designated Secured Other Obligations as the Administrative Agent or, in the case of a request made by them under clause (iii) above, the Required Lenders may reasonably request;
(g)    promptly after obtaining knowledge thereof, notice of any event or condition (including any sale, transfer or other disposition of assets) that has resulted, or could reasonably be expected to result, in any significant portion of Eligible Accounts reflected on the Borrowing Base Form then most recently delivered pursuant to clause (f) above (or, prior to the first such delivery, the Borrowing Base Form referred to in Section 4.01(m)) ceasing to qualify as Eligible Accounts (other than as a result of any determination made by the Administrative Agent in its Permitted Discretion in accordance with the terms hereof);
(h)    with respect to each fiscal year of the Borrower, reasonably promptly after the latter of such approval and the Borrower’s “earnings call” with respect to the prior fiscal year, the consolidated budget and other projected financial information approved by the Board of Directors of the Borrower with respect to such fiscal year;
(i)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the

Borrower or any Subsidiary with the SEC or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;
(j)    promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if the Borrower or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and
(k)    promptly after any request therefor, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.
Information required to be delivered pursuant to clause (a), (b) or (i) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.
SECTION 5.02.    Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following as to which it has knowledge:
(a)    the occurrence of, or receipt by the Borrower of any written notice claiming the occurrence of, any Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Borrower to the Administrative Agent and the Lenders, that in each case could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of any Loan Document; and
(c)    any other development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03.    Additional Subsidiaries. If any Material Subsidiary is formed or acquired after the Original Effective Date, or if any then existing Subsidiary becomes a Material Subsidiary after the Original Effective Date, the Borrower will, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Material Subsidiary that is a Domestic Subsidiary that is wholly owned and is not a CFC Holding Company) and with respect to any Equity Interests in or Indebtedness of such Material Subsidiary owned by any Loan Party.
SECTION 5.04.    Information Regarding Collateral. (a) The Borrower will furnish to the Administrative Agent prompt written notice of any change in (i) the legal name of any Loan Party, as set forth in its organizational documents, (ii) the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger or consolidation) or (iii) the organizational identification number, if any, or, with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Loan Party. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.
(b)    The Borrower will furnish to the Administrative Agent prompt written notice of (i) the acquisition by any Loan Party of, or any real property otherwise becoming, a Mortgaged Property after the Original Effective Date and (ii) the acquisition by any Loan Party of any other material assets after the Original Effective Date, other than (x) any assets constituting Collateral under the Security Documents in which the Administrative Agent shall have a valid, legal and perfected security interest (with the priority contemplated by the applicable Security Document) upon the acquisition thereof and (y) Excluded Assets (as defined in the Collateral Agreement).
(c)    The Borrower will, as promptly as practicable, notify the Administrative Agent of the existence of any deposit account or securities account maintained by a Loan Party in respect of which a Control Agreement is required to be in effect pursuant to clause (f) of the definition of the term “Collateral and Guarantee Requirement” but is not yet in effect.
SECTION 5.05.    Existence; Conduct of Business. (a) The Borrower and each Subsidiary will do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business as currently conducted, except, in each case under this clause (ii) where the failure to take any such action, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.05(a) shall not prohibit any transaction permitted under Section 6.03, 6.04 or 6.05.
(b)    The Borrower and each Subsidiary will take all actions reasonably necessary to protect all patents, trademarks, copyrights, licenses, technology, software, domain names and other intellectual property necessary to the conduct of its business, including (i) protecting the secrecy and confidentiality of the confidential information and trade secrets of the Borrower or such Subsidiary by having and enforcing a policy requiring all employees, consultants, licensees, vendors and contractors to execute confidentiality and invention assignment agreements, (ii) taking all actions reasonably necessary to ensure that none of the trade secrets of the Borrower or such Subsidiary shall fall or has fallen into the public domain and (iii) protecting the secrecy and confidentiality of the source code of all computer software programs and applications owned or licensed by the Borrower or such Subsidiary by having and enforcing a policy requiring any licensees of such source code (including any licensees under any source code escrow agreement) to enter into license agreements with appropriate use and nondisclosure restrictions, except in each case where the failure to take any such action, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.06.    Payment of Obligations. The Borrower and each Subsidiary will pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a)(i) the Borrower or such Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP and (ii) if applicable, the validity or amount thereof is being contested in good faith by appropriate proceedings or (b) the failure to make payment could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 5.07.    Maintenance of Properties. The Borrower and each Subsidiary will keep and maintain all property used in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.08.    Insurance. The Borrower and each Subsidiary will maintain, with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. Each such policy of liability or casualty insurance maintained by or on behalf of Loan Parties shall (a) in the case of each liability insurance policy, name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder, (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder and (c) provide for at least 30 days’ (or such shorter number of days as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy. With respect to each Mortgaged Property, if any, that is located in an area determined by the Federal Emergency Management Agency (or any successor agency) to have special flood hazards, the applicable Loan Party has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance as is required under applicable law, including Regulation H of the Board of Governors.
SECTION 5.09.    Books and Records; Inspection and Audit Rights. (a) The Borrower and each Subsidiary will keep proper books of record and account in which full, true and correct entries in conformity with GAAP and applicable law are made of all dealings and transactions in relation to its business and activities. The Borrower and each Subsidiary will permit the Administrative Agent or any Lender, and any agent designated by any of the foregoing, upon reasonable prior notice, (a) to visit and inspect its properties, (b) to examine and make extracts from its books and records and (c) to discuss its operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition with its officers and independent accountants, all at such reasonable times as reasonably requested by the Administrative Agent; provided that (i) not more than one such visit, inspection, examination and discussion may be required in any period of 12 consecutive months (excluding, for purposes of the determination of the number thereof, any of the foregoing referred to in clause (ii) below) and (ii) any additional such visits, inspections, examinations and discussions commenced at any time when an Event of Default shall have occurred and be continuing.
(b)    The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent (including any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to conduct field examinations of the books and records of the Borrower and the Subsidiaries relating to the Borrower’s computation of the Borrowing Base or any component thereof and the related reporting and control systems, at such reasonable times as reasonably requested, provided that, except for (i) field examinations commenced at any time an Event of Default shall have occurred and is continuing and (ii) field examinations referred to in the immediately succeeding sentence, the number of such field examinations in any period of 12 consecutive months may not exceed (A) if at any time during such period Liquidity shall have been less than the greater of (1) 12.5% of the Aggregate Commitment and (2) $7,500,000 for each of at least three consecutive days, two or (B) otherwise, one. In the event that the Borrower shall have consummated a Material Acquisition, the Borrower may request that the Administrative Agent conduct a field examination with respect to the Accounts acquired by the Loan Parties as a result thereof. The Borrower shall pay the reasonable fees and expenses of any such representatives designated by the Administrative Agent to conduct any such field examinations pursuant to this Section 5.09(b). The Administrative Agent may make such modifications to the Borrowing Base (including by establishing additional Reserves, reducing the advance rates or modifying the eligibility criteria for the components of the Borrowing Base) as it shall determine, in its Permitted Discretion (including upon request of the Required Lenders), to be appropriate as a result of any such field examination, with any such modifications becoming effective three Business Days after delivery of notice thereof to the Borrower and the Lenders. The Borrower acknowledges that the Administrative Agent, after exercising its rights under this Section 5.09, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.
SECTION 5.10.    Compliance with Laws. The Borrower and each Subsidiary will comply with all laws, including all orders of any Governmental Authority, applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and each Subsidiary will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, the Subsidiaries and its and their directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions.
SECTION 5.11.    Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used solely for the making of the Existing Debt Repayment and working capital and other general corporate purposes of the Borrower and the Subsidiaries, provided that the proceeds of the Loans may not be used directly (whether by the Borrower or, in the event such proceeds are made available to any Subsidiary, by such Subsidiary) (i) to finance any purchase or other acquisition by the Borrower or any Subsidiary of Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person permitted by Section 6.04(o) or 6.04(q) (it being understood that this clause (i) shall not restrict the creation of Subsidiaries or Joint Ventures or the provision of working capital support to such Subsidiaries or Joint Ventures), (ii) to make any prepayment of Permitted Convertible Notes or any Subordinated Indebtedness made in reliance on Section 6.08(b)(v) or 6.08(b)(vi) or (iii) to make any Restricted Payment in respect of Equity Interests in the Borrower. Letters of Credit will be issued only for general corporate purposes of the Borrower and the Subsidiaries. No Borrowing will be made or Letter of Credit issued, and no proceeds of any Borrowing will be used, (A) for the purpose of funding payments to any officer or employee of a Governmental Authority, Person controlled by a Governmental Authority, political party, official of a political party, candidate for political office or other Person acting in an official capacity, in each case in violation of applicable Anti-Corruption Laws or (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any country, region or territory that is itself subject or target of any Sanctions, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States.
SECTION 5.12.    Further Assurances. The Borrower and each other Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times, all at the expense of the Loan Parties. The Borrower will provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
ARTICLE V

Negative Covenants
Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 6.01.    Indebtedness; Certain Equity Securities. Neither the Borrower nor any Subsidiary will create, incur, assume or permit to exist any Indebtedness, except:
(a)    Indebtedness created under the Loan Documents;
(b)    Indebtedness existing on the Original Effective Date and set forth on Schedule 6.01, and Refinancing Indebtedness in respect thereof;
(c)    Indebtedness of the Borrower or any Subsidiary to the Borrower or any Subsidiary; provided that (i) such Indebtedness shall not have been transferred to any Person other than the Borrower or any Subsidiary, (ii) any such Indebtedness owing by any Loan Party to a Subsidiary that is not a Loan Party shall be unsecured and subordinated in right of payment to the Loan Document Obligations pursuant to the Intercompany Subordination Agreement, (iii) any such Indebtedness owing to any Loan Party that is evidenced by a promissory note shall have been pledged pursuant to the Collateral Agreement and (iv) any such Indebtedness owing by any Subsidiary that is not a Loan Party to any Loan Party (other than Specified Intercompany Indebtedness) shall be incurred in compliance with Section 6.04;
(d)    Guarantees incurred in compliance with Section 6.04;
(e)    Indebtedness of the Borrower or any Subsidiary (i) incurred to finance the acquisition, construction or improvement of any fixed or capital assets or Intellectual Property, including Capital Lease Obligations, provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets or Intellectual Property, or (ii) assumed in connection with the acquisition of any fixed or capital assets or Intellectual Property, and Refinancing Indebtedness in respect of any of the foregoing;

provided that the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $10,000,000 at any time outstanding;
(f)    Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Original Effective Date, or Indebtedness of any Person that is assumed by the Borrower or any Subsidiary in connection with an acquisition of assets by the Borrower or such Subsidiary in a Permitted Acquisition or other Investment permitted by Section 6.04(n); provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired and (ii) neither the Borrower nor any Subsidiary (other than such Person or the Person with which such Person is merged or consolidated or that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness, and Refinancing Indebtedness in respect of any of the foregoing; provided that the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $10,000,000 at any time outstanding;
(g)    Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository, credit-card and cash management services or in connection with any automated clearing house transfers of funds; provided that such Indebtedness shall be repaid in full before the same shall become delinquent;
(h)    Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations under (i) workers’ compensation, unemployment insurance and other social security laws and (ii) bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature;
(i)    Indebtedness of the Borrower or any Subsidiary in the form of purchase price adjustments, earn-outs, non-competition agreements or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisition or other Investment permitted by Section 6.04;
(j)    Indebtedness of Foreign Subsidiaries in an aggregate principal amount not exceeding $10,000,000 at any time outstanding;
(k)    (i) Permitted Convertible Notes, provided that (A) at the time of the incurrence thereof and after giving effect thereto, (1) no Default or Event of Default shall have occurred and be continuing and (2) the Liquidity shall not be less than the greater of (x) 16.67% of the Aggregate Commitment and (y) $10,000,000 and (B) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower certifying that (1) all the requirements set forth in this clause (k) have been satisfied with respect to such incurrence of Permitted Convertible Notes and (2) based on the information then available to the Borrower, the Borrower in good faith expects that Liquidity will not be less than the greater of (x) 16.67% of the Aggregate Commitment and (y) $10,000,000 at any time during the six month period immediately following such incurrence, together with a calculation in support of the satisfaction of the requirement referred to in clause (A)(2) above; and (ii) any Refinancing Indebtedness in respect thereof; provided that the aggregate principal amount of Indebtedness permitted by this clause (k) may not exceed $500,000,000 at any time outstanding;
(l)    (i) Permitted Subordinated Notes, provided that at the time of the incurrence thereof and after giving effect thereto, (A) the requirements of Section 1.05 shall be satisfied and (B) no Default or Event of Default shall have occurred and be continuing; and (ii) any Refinancing Indebtedness in respect thereof; provided that the aggregate principal amount of Indebtedness permitted by this clause (l) may not exceed $300,000,000 at any time outstanding; and
(m)    other Indebtedness in an aggregate principal amount not exceeding $10,000,000 at any time outstanding.
SECTION 6.02.    Liens. Neither the Borrower nor any Subsidiary will create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable and royalties) or rights in respect of any thereof, except:
(a)    Liens created under the Loan Documents;
(b)    Permitted Encumbrances;
(c)    any Lien on any asset of the Borrower or any Subsidiary existing on the Original Effective Date and set forth on Schedule 6.02; provided that (i) such Lien shall not apply to any other asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the Original Effective Date and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof (other than by an amount not to exceed interest, premiums and fees payable in connection with such extension, renewal or refinancing) and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01 as Refinancing Indebtedness in respect thereof;
(d)    any Lien existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into the Borrower or a Subsidiary in a transaction permitted hereunder) after the Original Effective Date prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (ii) such Lien shall not apply to any other asset of the Borrower or any Subsidiary (other than, in the case of any such merger or consolidation, the assets of any Person that is a party thereto) and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated), and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof (other than by an amount not to exceed interest, premiums and fees payable in connection with such extension, renewal or refinancing) and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01 as Refinancing Indebtedness in respect thereof;
(e)    Liens on fixed or capital assets or Intellectual Property acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure only Indebtedness permitted by Section 6.01(e) and obligations relating thereto not constituting Indebtedness and (ii) such Liens shall not apply to any other asset of the Borrower or any Subsidiary (other than the proceeds and products thereof); provided further that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets or Intellectual Property financed by such Person;
(f)    in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;
(g)    in the case of (i) any Subsidiary that is not a wholly-owned Subsidiary or (ii) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders or similar agreement;
(h)    Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted hereunder;
(i)    any Lien on assets of any Foreign Subsidiary; provided that (A) such Lien shall not apply to any Collateral (including any Equity Interests in any Subsidiary that constitute Collateral) or any other assets of any Loan Party and (B) such Lien shall secure only Indebtedness or other obligations of such Foreign Subsidiary permitted hereunder; and
(j)    other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed $10,000,000 at any time outstanding.
Notwithstanding the foregoing, no Lien, other than Liens permitted under clauses (a), (b), (e), (i) and (j) of the definition of the term “Permitted Encumbrances” and clauses (a), (d), (e) and (f) above, may attach to any Account or Intellectual Property of the Borrower or any Loan Party.

SECTION 6.03.    Fundamental Changes; Business Activities. (a) Neither the Borrower nor any Subsidiary will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person (other than the Borrower) may merge or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary (and, if any party to such merger or consolidation is a Subsidiary Loan Party, is a Subsidiary Loan Party), (iii) any Subsidiary may merge into or consolidate with any Person (other than the Borrower) in a transaction permitted under Section 6.05 in which, after giving effect to such transaction, the surviving entity is not a Subsidiary and (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger or consolidation involving a Person that is not a wholly-owned Subsidiary immediately prior thereto shall not be permitted unless it is also permitted under Section 6.04.
(b)    Neither the Borrower nor any Subsidiary will engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the Original Effective Date and businesses reasonably related thereto.
SECTION 6.04.    Investments, Loans, Advances, Guarantees and Acquisitions. Neither the Borrower nor any Subsidiary will purchase, hold, acquire (including pursuant to any merger or consolidation with any Person that was not a wholly-owned Subsidiary prior thereto), make or otherwise permit to exist any Investment in any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all the assets of any other Person or of a business unit, division, product line or line of business of any other Person, or assets acquired other than in the ordinary course of business that, following the acquisition thereof, would constitute a substantial portion of the assets of the Borrower and the Subsidiaries, taken as a whole, except:
(a)    Permitted Investments;
(b)    Investments existing on the Original Effective Date and, except in the case of Investments by the Borrower and the Subsidiaries in the Borrower and the Subsidiaries, set forth on Schedule 6.04 (but not any additions thereto (including any capital contributions) made after the Original Effective Date);
(c)    investments by the Borrower and the Subsidiaries in Equity Interests in their subsidiaries; provided that (i) such subsidiaries are Subsidiaries prior to such investments, (ii) any such Equity Interests held by a Loan Party shall be pledged in accordance with the requirements of the definition of the term “Collateral and Guarantee Requirement” and (iii) the aggregate amount of such investments by the Loan Parties in, and loans and advances by the Loan Parties to, and Guarantees by the Loan Parties of Indebtedness and other obligations of, Subsidiaries that are not Loan Parties (excluding Specified Intercompany

Indebtedness) permitted by this clause (c), shall not exceed $5,000,000 at any time outstanding;
(d)    loans or advances made by the Borrower or any Subsidiary to the Borrower or any Subsidiary; provided that (i) the Indebtedness resulting therefrom is permitted by Section 6.01(c) and (ii) the amount of such loans and advances made by the Loan Parties to Subsidiaries that are not Loan Parties (excluding Specified Intercompany Indebtedness) shall be subject to the limitation set forth in clause (c) above;
(e)    Guarantees by the Borrower or any Subsidiary of Indebtedness or other obligations of the Borrower or any Subsidiary (including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any letter of credit or letter of guaranty); provided that (i) a Subsidiary that has not Guaranteed the Secured Obligations pursuant to the Collateral Agreement shall not Guarantee any Indebtedness or other obligations of any Loan Party and (ii) the aggregate amount of Indebtedness and other obligations of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (c) above;
(f)    any Investment in the form of a contribution of any Specified Intercompany Indebtedness to the Subsidiary that is the obligor thereunder;
(g)    any Investment in the form of a contribution by the Borrower or any Subsidiary of Equity Interests in any Foreign Subsidiary to any other Foreign Subsidiary;
(h)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(i)    Investments made as a result of the receipt of noncash consideration from a sale, transfer, lease or other disposition, or an exclusive license, of any asset in compliance with Section 6.05;
(j)    Investments by the Borrower or any Subsidiary that result solely from the receipt by the Borrower or such Subsidiary from any of its subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof);
(k)    Investments in the form of Hedging Agreements permitted under Section 6.07;
(l)    payroll, travel and similar advances to directors and employees of the Borrower or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of the Borrower or such Subsidiary for accounting purposes and that are made in the ordinary course of business;
(m)    loans or advances to directors and employees of the Borrower or any Subsidiary made in the ordinary course of business; provided that the aggregate amount of such loans and advances outstanding at any time shall not exceed $500,000;
(n)    to the extent constituting Investments, transfers of Intellectual Property to one or more Foreign Subsidiaries and Joint Ventures;
(o)    other Investments and other acquisitions; provided that (i) the aggregate amount of all Investments made in reliance on this clause (o) outstanding at any time, together with the aggregate Acquisition Consideration paid in connection with all other acquisitions (other than any Domestic Permitted Acquisition) made in reliance on this clause (o), shall not exceed $10,000,000 in the aggregate, (ii) the aggregate amount of all Investments made in reliance on this clause (o) outstanding at any time, together with the aggregate Acquisition Consideration paid in connection with all other acquisitions made in reliance on this clause (o), shall not exceed $15,000,000 in the aggregate, (iii) at the time each such Investment or other acquisition is purchased, made or otherwise acquired and immediately after giving effect thereto, (A) no Default shall have occurred and be continuing, (B) the Liquidity shall not be less than the greater of (1) 12.5% of the Aggregate Commitment and (2) $7,500,000 and (C) based on the information then available to the Borrower, the Borrower in good faith expects that Liquidity will not be less than the greater of (1) 12.5% of the Aggregate Commitment and (2) $7,500,000 at any time during the six month period immediately following the consummation of such Investment or other acquisition, and (iv) with respect to each such Investment or other acquisition (other than an Investment of less than $1,000,000 in a Subsidiary), the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower certifying that all the requirements set forth in this clause (o) have been satisfied with respect to such Investment or other acquisition, together with a calculation in support of the satisfaction of the requirement set forth in clause (iii)(B) above;
(p)    other Investments and other acquisitions; provided that (i) at the time each such Investment or acquisition is purchased, made or otherwise acquired and immediately after giving effect thereto, (A) no Default shall have occurred and be continuing and (B) the Borrower shall be in compliance with the covenant set forth in Section 6.12 and (ii) the aggregate amount of all Investments made in reliance on this clause (p) outstanding at any time, together with the aggregate Acquisition Consideration paid in connection with all other acquisitions made in reliance on this clause (p), shall not exceed $2,500,000 in the aggregate;

(q)    other Investments and other acquisitions; provided that (i) at the time each such Investment or other acquisition is purchased, made or otherwise acquired and immediately after giving effect thereto, (A) no Default shall have occurred and be continuing, (B) the Liquidity shall not be less than the greater of (1) 25% of the Aggregate Commitment and (2) $15,000,000 and (C) based on the information then available to the Borrower, the Borrower in good faith expects that Liquidity will not be less than the greater of (1) 25% of the Aggregate Commitment and (2) $15,000,000 at any time during the six month period following the consummation of such Investment or other acquisition and (ii) at the time each such Investment or other acquisition is purchased, made or otherwise acquired (other than an Investment of less than $1,000,000 in a Subsidiary), the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower certifying that all the requirements set forth in this clause (q) have been satisfied with respect to such Investment or other acquisition, together with a calculation in support of the satisfaction of the requirement set forth in clause (i)(B) above.
Notwithstanding anything to the contrary in this Section 6.04, any Investment in the form of a transfer of Intellectual Property shall be permitted only if such transfer complies with the final paragraph of Section 6.05. In the event a wholly owned Subsidiary shall at any time cease to be a wholly owned Subsidiary (but shall remain a Person in which the Borrower or any Subsidiary owns any Equity Interests), the Borrower and the other Subsidiaries shall be deemed to have made, at such time, an Investment in such former wholly owned Subsidiary in the aggregate amount of their existing Investments therein at such time.
SECTION 6.05.    Asset Sales. Neither the Borrower nor any Subsidiary will sell, transfer, lease or otherwise dispose of, or exclusively license, any asset, including any Equity Interest owned by it, nor will any Subsidiary issue any additional Equity Interest in such Subsidiary (other than to the Borrower or any Subsidiary in compliance with Section 6.04, and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law), except:
(a)    sales, transfers or other dispositions of used or surplus equipment in the ordinary course of business or of cash and Permitted Investments;
(b)    sales, transfers, leases, licenses and other dispositions to the Borrower, any Subsidiary or any Joint Venture; provided that any such sales, transfers, leases or other dispositions involving a Subsidiary that is not a Loan Party or involving a Joint Venture shall be made in compliance with Sections 6.04 and 6.09;
(c)    sales, transfers or other dispositions of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business and not as part of any accounts receivables financing transaction;

(d)    dispositions of assets subject to any casualty or condemnation proceeding (including in lieu thereof); and
(e)    sales, transfers, leases and other dispositions of assets that are not permitted by any other clause of this Section; provided that (i) the aggregate fair value of all assets sold, transferred, leased or otherwise disposed of in reliance on this clause shall not exceed $5,000,000 during any fiscal year of the Borrower and (ii) all sales, transfers, leases and other dispositions made in reliance on this clause shall be made for fair value and at least 75% cash consideration.
For purposes of clause (e) above, issuance by any Subsidiary of any additional Equity Interest in such Subsidiary to any Person other than the Borrower or any Subsidiary (other than issuance of directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) shall be deemed to be a sale and transfer by the Borrower and the Subsidiaries to such other Person of assets in the amount equal to the fair value (as determined reasonably and in good faith by a Financial Officer of the Borrower) of such Equity Interests at the time thereof.
Notwithstanding the foregoing, neither the Borrower nor any Subsidiary shall grant any exclusive license of, or sell, transfer or otherwise dispose of, in one transaction or a series of transactions, Intellectual Property material to the conduct of business of the Borrower and the Subsidiaries, taken as a whole, other than (i) licenses to the Borrower or any Domestic Subsidiary that is a Subsidiary Loan Party, (ii) licenses to any Foreign Subsidiary of any Intellectual Property that are exclusive as to any jurisdiction or jurisdictions, in each case other than the United States of America and Canada, or any sale, transfer or other disposition to any Foreign Subsidiary of any Intellectual Property that is not material to the conduct of business of the Borrower and the Subsidiaries, taken as a whole, in the United States of America or Canada, provided that each such Foreign Subsidiary (A) shall be a wholly owned Subsidiary all the Equity Interests in which are directly owned by one or more of the Loan Parties and shall have been pledged to the Administrative Agent, for the benefit of the Secured Parties, in accordance with (and to the extent required by) the Collateral and Guarantee Requirement and (B) shall not create, incur, assume or permit to exist any Indebtedness (other than any Indebtedness owed to a Loan Party)) (each Foreign Subsidiary described in this clause (ii) being referred to as the “Foreign IP Holdco”), (iii) licenses by any Foreign IP Holdco to any Foreign Subsidiary or Joint Venture of any Intellectual Property that are exclusive as to any jurisdiction or jurisdictions, in each case other than the United States of America and Canada, in which such Foreign Subsidiary or Joint Venture conducts business, (iv) licenses to any Foreign Subsidiary or Joint Venture that conducts business in Canada of any Intellectual Property that are exclusive as to Canada and (v) licenses that are exclusive solely as to any use or uses that are not a significant part of the Business.
SECTION 6.06.    Sale/Leaseback Transactions. Neither the Borrower nor any Subsidiary will enter into any Sale/Leaseback Transaction unless (a) the sale or transfer of the property thereunder is permitted under Section 6.05, (b) any Capital Lease Obligations arising in connection therewith are permitted under Section 6.01 and (c) any

Liens arising in connection therewith (including Liens deemed to arise in connection with any such Capital Lease Obligations) are permitted under Section 6.02.
SECTION 6.07.    Hedging Agreements. Neither the Borrower nor any Subsidiary will enter into any Hedging Agreement, except (a) Hedging Agreements entered into for non-speculative purposes to hedge or mitigate risks to which the Borrower or any Subsidiary has exposure (other than in respect of Equity Interests or Indebtedness of the Borrower or any Subsidiary), (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary and (c) the Borrower may enter into, and perform its obligations under, Permitted Call Spread Hedge Agreements.
SECTION 6.08.    Restricted Payments; Certain Payments of Indebtedness. (a) Neither the Borrower nor any Subsidiary will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (i) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests permitted hereunder, (ii) any Subsidiary may declare and pay dividends or make other distributions with respect to its capital stock, partnership or membership interests or other similar Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests, (iii) the Borrower may repurchase Equity Interests upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such options, (iv) the Borrower may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Borrower in connection with the exercise of warrants, options or other securities convertible into or exchangeable for capital stock in the Borrower, (v) the Borrower may make Restricted Payments, not exceeding $2,000,000 in the aggregate for any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, officers or employees of the Borrower and the Subsidiaries and (vi) (A) the Borrower may declare and make Restricted Payments so long as, at the time thereof and after giving effect thereto, (1) no Default shall have occurred and be continuing, (2) the Liquidity shall not be less than the greater of (x) 30% of the Aggregate Commitment and (y) $20,000,000, (3) the Fixed Charges Coverage Ratio, determined (on a pro forma basis to give effect to any Indebtedness incurred in connection with such Restricted Payment) as of the end of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the consolidated financial statements referred to in Section 3.04(a)) shall not be less than 1.10 to 1.00, (4) the Fixed Charges Coverage Ratio, determined (on a projected pro forma basis to give effect to any Indebtedness incurred in connection with such Restricted Payment based on assumptions believed by the Borrower to be reasonable) as of the end of each of the two consecutive fiscal quarters ending immediately after the date of such Restricted Payment shall not be less than 1.10 to 1.00 and (5) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower certifying that (x) all the requirements set forth in this clause (vi) have been satisfied with respect to such Restricted Payment and (y) based on the information then available to the Borrower, the Borrower in good faith expects that Liquidity will not be less than the greater of (I) 30% of the Aggregate Commitment and (II) $20,000,000 at any time during the six month period following the declaration and payment of such Restricted Payment, in each case together with reasonably detailed calculations in support of the satisfaction of the requirements set forth in clauses (A)(2) and (A)(3) above, and (B) the Borrower may pay any dividend on its shares of common stock within 60 days of the declaration thereof so long as the declaration thereof was made in compliance with the preceding clause (A).
(b)    Neither the Borrower nor any Subsidiary will make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness incurred in reliance on Section 6.01(k) or 6.01(l), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancellation or termination of any such Indebtedness, except:
(i)    payments of regularly scheduled interest as and when due in respect of any such Indebtedness, other than payments in respect of Subordinated Indebtedness prohibited by the subordination provisions thereof;
(ii)    refinancings of any such Indebtedness with the proceeds of other Indebtedness permitted under Section 6.01;
(iii)    payments upon conversion of any such Indebtedness into common stock of the Borrower made in common stock of the Borrower, together with cash payments in lieu of issuance of fractional shares and payments of accrued but unpaid interest, in each case in connection with such conversion;
(iv)    other payments of or in respect of any such Indebtedness made solely with (or with the proceeds of a substantially concurrent issuance and sale of) Equity Interests (other than Disqualified Equity Interests) in the Borrower;
(v)    cash payments upon conversion of Permitted Convertible Notes pursuant to the terms thereof;
(vi)    other payments of any such Indebtedness, so long as, at the time thereof and after giving effect thereto, (A) no Default shall have occurred and be continuing, (B) the Liquidity shall not be less than the greater of (1) 30% of the Aggregate Commitment and (2) $20,000,000, (C) the Fixed Charges Coverage Ratio, determined (on a pro forma basis to give effect to such payment and any Indebtedness incurred in connection therewith) as of the end of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the consolidated financial statements referred to in

Section 3.04(a)) shall not be less than 1.10 to 1.00, (D) the Fixed Charges Coverage Ratio, determined (on a projected pro forma basis to give effect to such payment and any Indebtedness incurred in connection therewith based on assumptions believed by the Borrower to be reasonable) as of the end of each of the two consecutive fiscal quarters ending immediately after the date of such Restricted Payment shall not be less than 1.10 to 1.00 and (E) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower certifying that (1) all the requirements set forth in this clause (v) have been satisfied with respect to such payment and (2) based on the information then available to the Borrower, the Borrower in good faith expects that Liquidity will not be less than the greater of (x) 30% of the Aggregate Commitment and (y) $20,000,000 at any time during the six month period following such payment, in each case together with reasonably detailed calculations in support of the satisfaction of the requirements set forth in clauses (B) and (C) above;
(vii)    the repayment of any such Indebtedness on the final stated maturity thereof, provided that such final stated maturity satisfies the respective requirements set forth in the definitions of “Permitted Convertible Notes” and “Permitted Subordinated Notes”, as the case may be;
(viii)    the documents governing any such Indebtedness may contain customary “fundamental change” or “change of control” provisions, provided that no payments or other distributions may be made under any such provisions except to the extent permitted by the other clauses of this Section 6.08(b); and
(ix)    other payments of Indebtedness incurred in reliance on Section 6.01(k), so long as, at the time thereof and after giving effect thereto, (A) no Default shall have occurred and be continuing, (B) the Liquidity shall not be less than the greater of (1) 30% of the Aggregate Commitment and (2) $20,000,000, and (C) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower certifying that (1) all the requirements set forth in this clause (ix) have been satisfied with respect to such payment and (2) based on the information then available to the Borrower, the Borrower in good faith expects that Liquidity will not be less than the greater of (x) 30% of the Aggregate Commitment and (y) $20,000,000 at any time during the six month period following such payment, in each case together with reasonably detailed calculations in support of the satisfaction of the requirements set forth in clause (B) above.
SECTION 6.09.    Transactions with Affiliates. Neither the Borrower nor any Subsidiary will sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than those that would prevail in arm’s-length transactions with unrelated third parties, (b) transactions between or among the Borrower and the Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted under Section 6.08, (d) issuances by the Borrower of Equity Interests

(other than Disqualified Equity Interests), and receipt by the Borrower of capital contributions, (e) compensation and indemnification of, and other employment arrangements with, directors, officers and employees of the Borrower or any Subsidiary entered in the ordinary course of business, (f) loans and advances permitted under clauses (j) and (k) of Section 6.04 and (g) transfers permitted under clause (l) of Section 6.04.
SECTION 6.10.    Restrictive Agreements. Neither the Borrower nor any Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (a) the ability of the Borrower or any wholly owned Domestic Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure any Secured Obligations or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Borrower or any Subsidiary or, in the case of any wholly owned Domestic Subsidiary, to Guarantee Indebtedness of the Borrower or any Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions existing on the Original Effective Date identified on Schedule 6.10 (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), (C) in the case of any Subsidiary that is not a wholly-owned Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement, provided that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary, (D) restrictions and conditions imposed on any Foreign Subsidiary by any agreement relating to Indebtedness of any Foreign Subsidiary permitted under Section 6.01(j) or 6.01(m) and (E) restrictions and conditions imposed by any agreement relating to Indebtedness permitted by Section 6.01(k) or 6.01(l), (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 6.01(e) or 6.01(f) if such restrictions or conditions apply only to the assets securing such Indebtedness or (B) customary provisions in leases and other agreements restricting the assignment thereof and (iii) clause (b) of the foregoing shall not apply to (A) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary, or a business unit, division, product line or line of business, that are applicable solely pending such sale, provided that such restrictions and conditions apply only to the Subsidiary, or the business unit, division, product line or line of business, that is to be sold and such sale is permitted hereunder and (B) restrictions and conditions imposed by agreements relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary became a Subsidiary and otherwise permitted by Section 6.01(f) (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), provided that such restrictions and conditions apply only to such Subsidiary. Nothing in this paragraph shall be deemed to modify the requirements set forth in the definition of the term “Guarantee and Collateral Requirement” or the obligations of the Loan Parties under Sections 5.03, 5.04 or 5.12 or under the Security Documents.
SECTION 6.11.    Amendment of Material Documents. Neither the Borrower nor any Subsidiary will amend, modify or waive any of its rights under (a) any agreement or instrument governing or evidencing any Material Indebtedness or (b) its certificate of incorporation, bylaws or other organizational documents, in each case to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders.
SECTION 6.12.    Minimum Liquidity. The Borrower and the Subsidiaries shall maintain, at all times, Liquidity in an amount of not less than the greater of (a) 8.33% of the Aggregate Commitment and (b) $5,000,000.
SECTION 6.13.    Fiscal Year. The Borrower will not, and the Borrower will not permit any Subsidiary to, change its fiscal year to end on a date other than December 31.
ARTICLE VI

Events of Default
If any of the following events (“Events of Default”) shall occur:
(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;
(c)    any representation, warranty or statement made or deemed made by or on behalf of the Borrower or any Subsidiary in any Loan Document or in any report, certificate, financial statement or other information provided pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder shall prove to have been incorrect in a material respect when made or deemed made;
(d)    the Borrower shall (i) fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.05(a) (with respect to the existence of the Borrower) or 5.11 or in Article VI or (ii) fail to perform or observe any covenant or agreement contained in Section 5.01(f) or 5.09(b) and such failure shall continue unremedied for a period of 15 days;
(e)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative

Agent or any Lender to the Borrower (with a copy to the Administrative Agent in the case of any such notice from a Lender);
(f)    the Borrower or any Subsidiary shall fail to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;
(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement (other than Permitted Call Spread Hedge Agreements), the applicable counterparty, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or, in the case of any Hedging Agreement (other than Permitted Call Spread Hedge Agreements), to cause the termination thereof; provided that this clause (g) shall not apply to (A) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness, (B) any Indebtedness that becomes due as a result of a refinancing thereof permitted under Section 6.01 or as a result of any voluntary prepayment, repurchase, redemption or defeasance thereof by the Borrower or any Subsidiary in the absence of any default (or a similar event, however denominated) thereunder or (C) any requirement to deliver cash upon conversion of Permitted Convertible Notes;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted by clause (iv) of Section 6.03(a)), reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the board of directors (or similar governing body) of the Borrower or any Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clauses (i) through (iv) above or clause (h) of this Article;
(j)    the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)    one or more judgments for the payment of money in an aggregate amount in excess of $2,000,000 (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer, so long as, in the reasonable opinion of the Administrative Agent, such insurer is financially sound), shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;
(l)    one or more judgments for injunctive relief in respect of the use, licensing or transfer of Intellectual Property shall be rendered against the Borrower, any Subsidiary or any combination thereof that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;
(m)    one or more ERISA Events shall have occurred that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;
(n)    any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Document, except as a result of (i) a sale or transfer of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) the Administrative Agent’s failure to maintain possession of any stock certificate, promissory note or other instrument delivered to it under the Collateral Agreement;
(o)    any Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except upon the consummation of any transaction permitted under this Agreement as a result of which the Subsidiary Loan Party providing such Guarantee ceases to be a Subsidiary or upon the termination of such Loan Document in accordance with its terms;

(p)    a Change in Control shall occur; or
(q)    any Subordinated Indebtedness permitted under Section 6.01(l) or the Guarantees in respect thereof shall cease for any reason to be validly subordinated to the Loan Document Obligations, or any Loan Party or any Affiliate thereof shall assert that such Subordinated Indebtedness has ceased to be validly subordinated to the Loan Document Obligations, in each case as required hereunder;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall become due and payable immediately, and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.05(i), in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall immediately and automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE VII

The Administrative Agent
Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent and collateral agent under the Loan Documents, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other

Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.
The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or wilful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made or deemed made in or in connection with any Loan Document, (ii) the contents of any certificate (including any Borrowing Base Form), report or other document delivered thereunder or in connection therewith, including with respect to the existence and aggregate amount of Designated Secured Other Obligations at any time, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from any confirmation of the Revolving Exposure or the component amounts thereof.
The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate (including any Borrowing Base Form), consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated (including that any electronic transmission sent from the email address of a Financial Officer of the Borrower set forth on Schedule 9.01(b) was sent by such Financial Officer) by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, in consultation with the Borrower, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.
Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Original Effective Date, or delivering its signature page to an Assignment and Assumption or an Incremental Facility Agreement pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Original Effective Date.

Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to any Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel, and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use and not share any Report with any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent, each other Person preparing a Report and the Related Parties of any of the foregoing harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by any of them as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
Except with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the foregoing provisions.
In furtherance of the foregoing and not in limitation thereof, no Hedging Agreement the obligations under which constitute Secured Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each

Secured Party that is a party to any such Hedging Agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.
The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.11, 2.12, 2.14, 2.15, 2.16 and 9.03) allowed in such judicial proceeding; and
(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).
Notwithstanding anything herein to the contrary, neither the Arrangers nor the Person named on the cover page of this Agreement as the Co-Documentation Agents shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder.

ARTICLE VIII

Miscellaneous
SECTION 9.01.    Notices. (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
(i)    if to the Borrower, to it at Pandora Media, Inc., 2101 Webster Street, Suite 1650, Oakland, CA 94612, Attention of Mike Herring, Chief Financial Officer (Fax No. 510-842-7940; email: mherring@pandora.com), with a copy to Pamela Martinson, Sidley Austin LLP, 1001 Page Mill road Building 1, Paolo Alto, CA 94304, Attention of Pamela Martinson (Fax No. 650-565-7100; email: pmartinson@sidley.com);
(ii)    if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Brian Lunger (Fax No. 302-634-3301); email: 12012443629@tls.ldsprod.com, with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York, York 10179, Attention of Robert D. Bryant  (Fax No. 212-270-5100);
(iii)    if to any Issuing Bank, to it at its address (or fax number) most recently specified by it in a notice delivered to the Administrative Agent and the Borrower (or, in the absence of any such notice, to the address (or fax number) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof); and
(iv)    if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax or electronic mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.
(b)    Notwithstanding anything herein to the contrary, notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing

Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Notwithstanding the foregoing sentence, any confirmation of a Borrowing Request or Interest Election Request pursuant to Section 2.03 or 2.07, as the case may be, and any notice or other communication pursuant to Section 2.10 that, in each case, is permitted to be made by the Borrower by electronic transmission thereof to the Administrative Agent may be so made if such electronic transmission is made to the electronic mail address of the Administrative Agent specified in paragraph (a) of this Section and such electronic transmission is made from an electronic mail address of a Financial Officer of the Borrower specified on Schedule 9.01(b). Any other notices or other communications to the Administrative Agent or the Borrower may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto (it being understood that the Administrative Agent has approved the procedures described in the foregoing sentence); provided that such approval of such procedures may be limited or rescinded by any such Person by notice to each other Person. The Borrower may amend Schedule 9.01(b) from time to time upon five Business Days prior notice to the Administrative Agent (which notice may be made by electronic transmission in accordance with this Section 9.01(b)).
(c)    Any party hereto may change its address, fax number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.
(d)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on Debt Domain, Intralinks, Syndtrak or a similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. Neither the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform.
SECTION 9.02.    Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b)    Except as provided in Section 2.20 and in the Collateral Agreement and except for any modifications to the Borrowing Base, or any component thereof, made by the Administrative Agent in accordance with the terms hereof, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender, (B) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than as a result of any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.12(c)), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (C) postpone the scheduled maturity date of any Loan, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (D) change Section 2.17(b) or 2.17(d) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, provided that any Lender may waive the benefits of Section 2.17(d) with respect to any particular payment or type of payment received or collected by any other Lender without the consent of any other Lender, (E) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or “Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender; provided that, with the consent of the Required Lenders, the provisions of this Section and the definition of the term “Required Lenders” or “Supermajority Lenders” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Loans or Lenders, (F) release any material Subsidiary Loan Party from its Guarantee under the Collateral Agreement (except as expressly provided in Section 9.14 or the

Collateral Agreement (including any such release by the Administrative Agent in connection with any sale or other disposition of any Subsidiary upon the exercise of remedies under the Security Documents)), or limit its liability in respect of such Guarantee, without the written consent of each Lender, it being understood that an amendment or other modification of the type of obligations guaranteed under the Collateral Agreement shall not be deemed to be a release or limitation of any Guarantee, (G) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (except as expressly provided in Section 9.14 or the applicable Security Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Security Documents), it being understood that an amendment or other modification of the type of obligations secured by the Security Documents shall not be deemed to be a release of the Collateral from the Liens of the Security Documents), (H) increase the advance rate set forth in the definition of the term “Borrowing Base” without the written consent of each Lender and (I) add categories of eligible assets other than Eligible Accounts without the written consent of the Supermajority Lenders; provided further that no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent or any Issuing Bank without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of (x) any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (A), (B) or (C) of clause (ii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification or (y) in the case of any amendment, waiver or other modification referred to in clause (ii) of the first proviso of this paragraph, any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitment terminates by the terms and upon the effectiveness of such amendment, waiver or other modification.
(c)    The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.
SECTION 9.03.    Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent, the Co-Documentation Agents and their Affiliates, including the reasonable fees, charges and disbursements of counsel for any of the foregoing, in connection with the structuring, arrangement and syndication of the credit facilities provided for herein and any credit or similar facility refinancing or replacing, in whole or in part, any of the credit facilities provided for herein, including the preparation, execution and delivery of the Engagement Letter, as well as the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including fees and expenses relating to field examinations, appraisals and collateral monitoring, (ii) all reasonable and documented out‑of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket and documented expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit or incurred in connection with the liquidation of the Collateral.
(b)    The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, the Co-Documentation Agents, each Lender and Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the structuring, arrangement and the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Engagement Letter, this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Engagement Letter, this Agreement or the other Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any Subsidiary, or any Environmental Liability to the extent related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to the Engagement Letter, this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that such indemnity shall not, as to any Indemnitee, be available (i) to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or wilful misconduct of such Indemnitee or any of its Related Parties or (y) a material breach of the obligations of such Indemnitee or any of its Related Parties under this Agreement or any other Loan Document or (ii) in any proceeding that does not involve an act or omission by the Borrower or any of its Affiliates and is brought by an Indemnitee against any other Indemnitee other than the Administrative Agent or any Issuing Bank in its capacity as such. This paragraph shall not apply with respect to Taxes, other than any Taxes that represent losses or damages arising from any non-Tax claim.
(c)    To the extent that the Borrower fails to pay indefeasibly any amount required to be paid by them under paragraph (a) or (b) of this Section to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent), such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any Issuing Bank in connection with such capacity. For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures and unused Commitments at the time (or most recently outstanding and in effect).
(d)    To the extent permitted by applicable law, the Borrower shall not assert, or permit any of its Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
(e)    All amounts due under this Section shall be payable promptly after written demand therefor.
SECTION 9.04.    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Arrangers, the Co-Documentation Agents and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent, the Arrangers, the Co-Documentation Agents, any Issuing Bank and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A) the Borrower; provided that no consent of the Borrower shall be required (1) for an assignment to a Lender and (2) if an Event of Default has occurred and is continuing, for any other assignment; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof;
(B) the Administrative Agent; and
(C) each Issuing Bank.
(ii) Assignments shall be subject to the following additional conditions:
(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consents; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing; provided further that the Borrower shall be deemed to have consented thereto unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof;
(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender; and
(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.
(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).
(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, as to entries pertaining to it, any Issuing Bank or Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v) Upon receipt by the Administrative Agent of an Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented and warranted to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee. It is understood and agreed that the Administrative Agent and each assignor Lender shall be entitled to rely, and shall incur no liability for relying, upon the representations and warranties of an assignee set forth in this Section 9.04(b)(v) and in the applicable Assignment and Assumption (and that no assignment or transfer by any Lender made hereunder shall be set aside or deemed to be invalid on account of any such representation or warranty being inaccurate), provided that the foregoing shall not be construed as a waiver by the Borrower of any rights it might have against the assignee on account of the inaccuracy of any representation or warranty set forth in clause (A) above.
(c) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (ii)(A), (B), (C), (F), (G), (H) and (I) of the first proviso to Section 9.02(b) that affects such Participant or that requires the approval of all the Lenders. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.16, 2.17(d) and 2.18 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant to which it has sold a participation and the principal amounts (and stated interest) of each such Participant’s interest in the Loans or other rights and obligations of such Lender under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or other rights and obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05.    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Arrangers, the Co-Documentation Agents, any Issuing Bank, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any LC Exposure is outstanding and so long as the Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(d) or 2.05(f). The provisions of Sections 2.14, 2.15, 2.16, 2.17(f) and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.07.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or Issuing Bank, or by such an Affiliate, to or for the credit or the account of the Borrower against any of and all the obligations then due of the Borrower now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement. The applicable Lender, Issuing Bank or Affiliate of any of the foregoing shall notify the Borrower and the Administrative Agent of such set-off or application promptly following such action, provided that any failure to so notify shall not affect the validity of any such setoff. The rights of each Lender and Issuing Bank, and each Affiliate of any of the foregoing, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have.
SECTION 9.09.    Governing Law; Jurisdiction; Consent to Service of Process. (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)    The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any of its properties in the courts of any jurisdiction.
(c)    The Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12.    Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than the Borrower. In addition, each of the Administrative Agent, the Lenders and the Issuing Banks may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Lenders or the Issuing Banks in connection with the administration of this Agreement, the other Loan Documents and the Commitments. For purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or any Subsidiary or their businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower unless, in the case of information received from the Borrower after the Original Effective Date, such information is clearly identified at the time of delivery as not including any confidential information. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 9.13.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.14.    Release of Liens and Guarantees. A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale or other transfer by any Loan Party (other than to the Borrower or any Subsidiary Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such

Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.
SECTION 9.15.    USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with such Act.
SECTION 9.16.    No Fiduciary Relationship. The Borrower, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or their Affiliates has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it or any of its Affiliates may have against the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates with respect to any breach or alleged breach of fiduciary duty in connection with any aspect of any transaction contemplated hereby.
SECTION 9.17.    Non-Public Information. (a) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.
(b)    The Borrower and each Lender acknowledge that, if information furnished by the Borrower pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Platform, (i) the Administrative Agent may post any information that the Borrower has indicated as not containing MNPI on that portion of the Platform as is designated for Public Side Lender Representatives and (ii) if the Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent shall post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives. The Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by the Borrower without liability or responsibility for the independent verification thereof.
SECTION 9.18.    Administrative Agent Controlled Account. Funds deposited by the Borrower in the Administrative Agent Controlled Account shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Administrative Agent Controlled Account; provided that the Administrative Agent may, in its Permitted Discretion, permit the Borrower to withdraw funds from the Administrative Agent Controlled Account so long as no Default or Event of Default has occurred or is continuing or would result therefrom, which permission shall not to be unreasonably withheld or delayed. Other than any interest earned on the investment of the deposits in the Administrative Agent Controlled Account, which investments shall be made in any Permitted Investments at the option and within the Permitted Discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Without limiting the Administrative Agent’s discretion with respect to the Administrative Agent Controlled Account set forth above, upon the occurrence and during the continuance of an Event of Default, funds held in the Administrative Agent Controlled Account may be applied by the Administrative Agent as provided in the Collateral Agreement. The Administrative Agent agrees that (a) so long as no Event of Default shall have occurred and be continuing or would result therefrom (and, if requested by the Administrative Agent, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower to that effect) and (b) if any Loans or LC Exposure are outstanding under this Agreement (other than LC Exposure that has been cash collateralized), so long as no Cash Dominion Period shall be in effect or would result therefrom (assuming, for such purposes, that no additional funds are deposited in the Administrative Agent Controlled Account during the period of three consecutive days after giving effect thereto and all notices required to be given to commence the Cash Dominion Period shall have been given), upon request of the Borrower, the Administrative Agent shall permit the Borrower to withdraw funds from the Administrative Agent Controlled Account.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.